UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NexTier Oilfield Solutions Inc.

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Notice of 2022 Annual Meeting of Stockholders

When Tuesday, June 14, 2022 at 9:30 a.m. (CDT) Doors open at 9:20 a.m.	Where NexTier Company Headquarters 3990 Rogerdale Road Houston, Texas 77042	Record Date Stockholders as of close of business on April 18, 2022 are entitled to vote

Items of Business

Proposal Summary		Board Voting Recommendation	Page Reference (for more detail)

1. Election of ten directors	☑	FOR each nominee	8

2. Ratification of selection of KPMG LLP as our independent registered public accounting firm for 2022	☑	FOR	24

3. Approval of advisory resolution on 2021 executive compensation	☑	FOR	27

Stockholders will also transact such other business as may properly come before the 2022 Annual Meeting.

Attending the Annual Meeting
In Person. To be admitted, you will be required to present a government-issued photo identification (such as a driver’s license or passport) and proof of share ownership. More information can be found in proxy statement in the section “Other Information”. If you are a beneficial stockholder (that is, your shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the registered stockholder to vote at the Annual Meeting. You do not need to attend the Annual Meeting of Stockholders to vote if you submitted your proxy in advance of the meeting.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so as soon as practicable before the meeting via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

Your Vote Is Very Important. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible. Make sure to have your proxy card or voting instruction form (VIF) in hand:

Vote by Internet	Call Toll-Free	Vote by Mail	Vote in Person

www.proxypush.com/NEX	Call 1-866-475-3790 (from the United States and Canada)	Follow the instructions on your proxy card	Attend our Annual Meeting and vote by ballot

Submitting your proxy now will not prevent you from voting your shares at the 2022 Annual Meeting, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2022: This notice, the Proxy Statement, the proxy card and our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”), are available on our website at www.nextierofs.com.

By order of the Board of Directors, Kevin M. McDonald Executive Vice President, Chief Administrative Officer & General Counsel Houston, Texas April 22, 2022

i

Letter to Stockholders

Dear Fellow Stockholder,

I invite you to join the Board of Directors and our management team at the NexTier 2022 Annual Meeting of Stockholders. The sole purpose of the meeting is to consider the matters described in the Notice of 2022 Annual Meeting of Stockholders.

Two-thousand twenty-one was a transition year, both for our industry and for NexTier. The year began with many of the same economic headwinds that had impacted customer demand since the start of the COVID-19 pandemic. But, as the year progressed and global oil and natural gas demand and prices moved higher off the pandemic lows, customer demand began to improve. By mid-year, our industry and company had shifted into a recovery phase.

At NexTier, we used the downturn to strategically reposition ourselves for what we believed would ultimately be a recovery in US onshore oil and gas activity. We invested counter-cyclically, including the conversion of over half of our hydraulic fracturing fleet to be capable of using natural gas for power, which reduces both the emissions profile and fuel costs of our fleets. We also launched our Power Solutions natural gas fueling business, which helps us maximize the volume of natural gas we substitute for diesel in our operations. These investments began to pay off by the end of 2021 and significantly contributed to NexTier’s momentum as we entered 2022.

In August of 2021, we completed the acquisition of Alamo Pressure Pumping (“Alamo”). Alamo was an ideal strategic fit for NexTier, bringing a high-quality fleet of frac equipment that allowed us to further accelerate our low cost, low emissions strategy, featuring the largest deployed fleet of natural gas powered hydraulic fracturing equipment. The addition of Alamo also made NexTier the largest well stimulation services provider, as measured by deployed hydraulic fracturing fleets, in the Permian Basin—the most active shale oil play in the United States. The successful integration of Alamo into NexTier was substantially complete by the end of 2021.

While 2021 saw the world and our industry begin to recover from the pandemic, COVID-19 nevertheless impacted our operations. For the entirety of 2021, NexTier executed on our plans to protect our customers, our people, our communities, and our business, with safety measures consistent with CDC guidelines.

Throughout the year, our management team and Board of Directors met on a regular basis to oversee enterprise risk management and review business progress and recovery. We also decided to expand our Board of Directors to ten members, with Bernardo Rodriguez joining our Board at the beginning of 2022.

As we move into 2022, the economic recovery of the oilfield services business is accelerating. Additionally, heightened geopolitical risk is adding a layer of complexity to what was already an undersupplied global oil and gas market. In our industry, service capacity utilization started the year very high, and supply constraints are impacting the industry’s ability to respond to customer demand. Our counter-cyclical investments have us well-positioned to capitalize on these improving dynamics and we are excited for what this means for our business in 2022 and beyond.

Sincerely,

Robert W. Drummond

President & Chief Executive Officer

Proxy Highlights

NexTier Oilfield Solutions Inc. is a predominately U.S. land focused oilfield service company that offers a diverse set of well completion and production services across a variety of active and demanding basins. We provide our services through our operating subsidiaries to exploration and production (“E&P”) customers. Our integrated solutions approach is focused on delivering efficiency, and our ongoing commitment to innovation helps our customers capitalize on technological advancements. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. We are making this proxy statement available to you on April 29, 2022 in connection with the solicitation of proxies by our board of directors (or our “Board”) for the NexTier Oilfield Solutions Inc. 2022 Annual Meeting of Stockholders (the “Annual Meeting”). In this Proxy Statement, “NexTier,” the “Company,” “we,” “us” and “our” refer to NexTier Oilfield Solutions Inc., a Delaware corporation.

Purpose of the Meeting

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions	Board Recommendation

1.  Election of Directors. To elect each of the ten individuals named in this Proxy Statement until the 2023 Annual Meeting of Stockholder (the “2023 Annual Meeting”) or, in each case, until his or her earlier death, retirement, resignation or removal from the position of director.

	Majority of Votes Cast	No	No effect	No effect	FOR each nominee

2. Ratify Appointment of Independent Auditors. To ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2022.	Majority of Votes Cast	Yes	N/A	No effect	FOR

3. Approve Executive Compensation. To approve, in an advisory vote, the compensation of our named executive officers.	Majority of Votes Cast	No	No effect	No effect	FOR

How to Vote

To ensure your representation at the Annual Meeting, we request that you grant your proxy to vote on each of the proposals in this Proxy Statement and any other matters that may properly come before the meeting to the persons named in the proxy card by voting in one of the ways described herein no later than the Voting Deadline whether or not you plan to attend. You can vote in any of the following ways:

Vote by Internet	Call Toll-Free	Vote by Mail	Vote in Person

www.proxypush.com/NEX	Call 1-866-475-3790 (from the United States and Canada)	Follow the instructions on your proxy card	Attend our Annual Meeting and vote by ballot

Please Vote. Your Vote is Important to Us.

Questions

You may call or contact our proxy solicitor, D.F. King & Co., Inc., at (800) 848-2998, collect at (212) 269-5550 or NexTier@dfking.com, or contact us, care of the Corporate Secretary at 3990 Rogerdale Road, Houston, Texas 77042 or via telephone at (713) 325-6000 if you have any questions or need directions to be able to attend the meeting and vote in person.

Board and Governance Highlights

We are committed to maintaining strong corporate governance that promotes the long-term interests of our stockholders, strengthens Board and management effectiveness and builds public trust in the Company. The Corporate Governance section of this Proxy Statement beginning on page 20 describes our key corporate governance policies and practices, which include the following highlights:

Our governance framework is built around our Code of Business Conduct and Ethics, which sets our guiding principles and outlines what we expect from each of our employees. This framework is reinforced by a range of policies which our Board regularly reviews.

Stockholder Engagement Highlights

We believe that meaningful stockholder engagement is key to building trust with our stockholders and enables us to understand and respond to their concerns. Building trust with stockholders is important to us and is significantly aided by understanding stockholder viewpoints, priorities and motivations. Our Executive, Investor Relations, and Legal teams comprise our primary engagement team, which regularly engages with stockholders to seek their views on key matters and to inform our management team and our Board about the issues and emerging governance trends that our stockholders tell us matter most to them. Our Board Chair and Committee chairs are also available to participate in our engagement efforts when requested. These engagements routinely cover governance and compensation matters, as well as social, environmental, safety, and other current issues.

Annual Engagement Cycle

Stockholder Engagement in 2021

Our 2021 off-season engagement conversations focused on executive compensation and environmental, social and governance related matters. We then reported the feedback we receive from stockholders to the Board and relevant committees, allowing the Board to better understand our stockholders’ priorities and perspectives and take action, where appropriate.

We reached out to the top 22 stockholders (excluding Cerberus Capital Management LP, Alamo Frac Holdings, LLC, and THRC Holdings LP) that represented (with Cerberus, Alamo Frac Holdings and THRC) approximately 87% of outstanding shares.

What We Heard from Stockholders	What We Did

Diversity of the Board, and independence of its directors, continues to be of high importance	✓ The addition of Bernardo Rodriguez to the Board expanded both the number of independent directors as well as the diversity of its membership.

Continued evolution of the Company’s ESG disclosures, including quantification and measurement of emissions metrics

✓  The Company’s Environmental, Social and Governance Steering Committee continues to evaluate opportunities to demonstrate the Company’s on-going commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other such public policy matters relevant to the Company.

✓  The Company also published an update to its first Corporate Sustainability Report, which included disclosures relating to the displacement of diesel with cleaner burning natural gas and the Company’s reduction of CO2e emissions.

Focus on human capital management, at all levels within the organization

✓  NexTier adopted a Human Rights Policy in 2021 that was modeled on the United Nations Guiding Principles on Business and Human Rights, and Universal Declaration of Human Rights. This policy incorporates the Company’s commitment to diversity and inclusion in our workforce.

Environmental, Social and Governance (“ESG”) Highlights

Corporate Responsibility Oversight

Our Board recognizes that a robust governance framework and a culture of integrity helps us compete more effectively, sustain success and build long-term stockholder value. NexTier is governed by a Board and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and through ongoing communication with each other and with management.

The Nominating and Corporate Governance Committee of our Board oversees the development and implementation of a companywide sustainability strategy. An ESG Steering Committee, composed of a cross-functional team of executives and employees, reports to the Nominating and Corporate Governance Committee and the Chief Executive Officer. The Steering Committee focuses on integration and advancement of sustainability initiatives and awareness across our business.

Corporate Responsibility Framework

At NexTier, we seek to responsibly grow and continuously improve our business in a way that maximizes stockholder value by taking care of our people, our customers, our communities and the environment. Our sustainability program is intended to support the purpose and mission of the Company and to contribute to our long-term success and growth. Our ongoing sustainability efforts are enabled by our digital artificial intelligence platform and focused on four core pillars: Environment, People, Community, and Oversight.

The Company maintains a section of its website for disclosures on corporate responsibility. In addition, we published our inaugural Corporate Responsibility Report in 2020. In 2021, we published an update to our Corporate Responsibility Report, which provided an update on our progress towards our sustainability goals. Beginning in 2022, we plan to publish a Corporate Responsibility Report annually during the fourth quarter of each year. The Corporate Responsibility Report, the 2021 Update to the Corporate Responsibility Report and other content posted on our website does not constitute a part of this Proxy Statement.

Voting Information

Who Can Vote. All registered stockholders at the close of business on April 18, 2022 (the “Record Date”) have the right to receive notice of, and to vote in person or by proxy at, the Annual Meeting. Each share of common stock is entitled to one vote. As of the Record Date, there were 244,035,932 shares of NexTier common stock outstanding and entitled to vote.

Meeting Attendance. Attendance at the meeting is limited to NexTier stockholders as of the Record Date. If you plan to attend the Annual Meeting in person, you will need a form of personal identification (such as a driver’s license or passport) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If you are a street name stockholder and you wish to attend the Annual Meeting in person, you will need to provide official documentation (such as a brokerage statement) reflecting your beneficial ownership of NexTier stock as of the Record Date, as well as a valid picture identification (such as a driver’s license or passport). Admission to the meeting will be on a first-come, first-served basis. Doors will open at 9:20 a.m. Central Daylight Time. Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

COVID-19 Implications. We are monitoring the coronavirus situation closely and if we determine that holding an in-person annual meeting could pose a significant risk to the health and safety of our stockholders, employees, and directors, the Company may decide to instead hold a Virtual Annual Meeting. If we decide to use that format, we will make a public announcement as soon as practicable prior to the meeting.

In such event, to attend and participate in the Virtual Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.proxydocs.com/NEX and use their control number provided in the Notice to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We would encourage stockholders to log in to this website and access the webcast before the Virtual Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Virtual Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, will be available at www.proxydocs.com/NEX using your control number. Please note you will only be able to participate in the meeting using this website if the Company decides to hold a Virtual Annual Meeting, instead of holding an in-person Annual Meeting in Houston, Texas.

Proxy Voting Deadline. 11:59 p.m., Eastern Time, on June 13, 2022.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you on behalf of your broker, bank, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote and you also are invited to attend the Annual Meeting. If you received a printed set of proxy materials, your broker, bank, trustee or other nominee has enclosed a voting instruction form (“VIF”) for you to use in directing the broker, bank, trustee or other nominee how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Proxies. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to mail to many of our stockholders a Notice of Internet Availability of Proxy materials (which we refer to as the “Notice”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail on request. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may access proxy materials in printed form by mail or electronically on an ongoing basis. This process has allowed us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution, and reduce the environmental impact of our 2022 Annual Meeting.

The Notice is being mailed on or about April 29, 2022 to each stockholder registered in our share register as of the Record Date. Stockholders not registered in our share register as of the Record Date will not be entitled to attend, vote or grant proxies to vote at the Annual Meeting. Your vote and proxy are being solicited by our Board in favor of each of Robert W. Drummond and Kevin M. McDonald (the “Proxy Holders”), with full power of substitution, for use at the Annual Meeting.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to the Proxy Holders by completing, signing, dating and returning the proxy card in accordance with the instructions thereon, for receipt by us no later than the Proxy Voting Deadline, whether or not you plan to attend.

If you are a registered holder and you properly complete and submit your proxy card in a timely manner, you will be legally designating the individual or individuals named by you in the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, to vote your shares in accordance with your instructions indicated on the card. If you are a registered stockholder and properly complete and submit your proxy card in a timely manner without naming your proxy or proxies and you do not indicate how your shares are to be voted, then the Proxy Holders will vote as the board of directors recommends on each proposal and if other matters properly come before the Annual Meeting, the Proxy Holders will have your authority to vote your shares in their discretion on such matters.

Revoking Your Proxy. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•

Submitting written notice of revocation to NexTier Oilfield Solutions Inc., 3990 Rogerdale Rd, Houston, Texas 77042, Attn: Corporate Secretary, so long as such notice is received no later than 11:59 p.m., Eastern Time, the day before the Annual Meeting;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on the day before the Annual Meeting.

•

Submitting a later dated proxy with new voting instructions by mail or through the telephone or Internet voting systems, so long as such notice is received no later than 11:59 p.m., Eastern Time, the day before the Annual Meeting; or

•	Attending the Annual Meeting and voting your shares in person (attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy).

If you are not a registered holder, but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to revoke a previously granted proxy. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares at the meeting.

Multiple Proxy Cards. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Cost of Proxy Solicitation. We have retained D.F. King & Co., Inc. to solicit proxies from our stockholders at an estimated fee of $8,500, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, electronically, by telephone or by mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Quorum and Voting. A majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining whether a quorum is present at the Annual Meeting. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

If you are a beneficial owner and your broker or other nominee holds your shares in its name (in “street name”), the broker generally has discretion to vote your shares with respect to “routine” proposals. The only “routine” proposal in this Proxy Statement is Proposal 2. Proposals 1 and 3 are “non-routine” and your broker may not vote your shares. Accordingly, if you hold your shares in “street name,” your broker will not be able to vote your shares on these matters unless your broker receives voting instructions from you.

Approval of all Proposals will be decided by a simple majority of the votes cast “FOR” or “AGAINST,” in person or by proxy, provided a quorum is present. Abstentions and broker “non-votes” will not affect the voting results.

The election of each director nominee will be considered and voted upon as a separate proposal. There is no cumulative voting in the election of directors. Abstentions and broker “non-votes” will not affect the voting results.

Proposal 1. Election of Directors

The Board of Directors recommends that you vote “FOR” each nominee for director.

Our business and affairs are currently managed under our Board. Under our Certificate of Incorporation, the Board consists of between 7 and 15 members, as determined by resolution of the Board from time to time. Our Board currently consists of ten directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of the following ten nominees to be elected at the Annual Meeting: Robert W. Drummond, Stuart M. Brightman, Gary M. Halverson, Patrick M. Murray, Amy H. Nelson, Melvin G. Riggs, Bernardo J. Rodriguez, Michael Roemer, James C. Stewart, and Scott R. Wille. Each of the nominees is presently serving as a director.

Each director elected will serve for a term of one year and will hold office until the 2023 Annual Meeting and until his or her respective successor is elected and qualified, or, in each case, until his or her earlier death, resignation, retirement, disqualification or removal from the position of director. All of our nominees have consented to serve as directors and our Board has no reason to believe that any of the nominees will be unable to act as a director.

A director nominee will be re-elected if approved by a simple majority of the votes cast. If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for each director nominee.

Nominees

Set forth in the following pages is certain information furnished to us by our director nominees, including information about their individual experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board to conclude that they should serve as directors.

There are no family relationships among any of our directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of NexTier.

Robert W. Drummond		Other Public Company Directorships:
Age: 61	Director since: 2018	Expro Group Holdings N.V. (since 2017)

Mr. Drummond serves as a director and as NexTier’s President and Chief Executive Officer. He joined Keane Group, Inc. (now known as NexTier Oilfield Solutions Inc.) in August 2018 as Chief Executive Officer and a member of the Board, and was elected as President in October 2019. Prior to joining Keane, Mr. Drummond served as the President & Chief Executive Officer of Key Energy Services, Inc. and served for more than 30 years at Schlumberger Limited in various executive positions. Mr. Drummond has been a Supervisory Director at Expro Group Holdings N.V. since May 2017, and sits on the board of directors of the Energy Workforce & Technology Council and the advisory board for the University of Alabama College of Engineering. He has previously served on the board of directors of the National Ocean Industries Association, the Houston Offshore Energy Center, the Greater Houston Partnership, the API Upstream Committee, and as an Advisory Board Member of the University of Houston Global Energy Management Institute. Mr. Drummond received his Bachelors in Science in Mineral/Petroleum Engineering from the University of Alabama.

Mr. Drummond brings to our Board a wealth of experience in positions of leadership across the energy industry.

Stuart M. Brightman
Age: 65	Director since: 2019

Mr. Brightman has served as a member of our Board since October 2019. He served as a director of TETRA Technologies, Inc. (“TETRA”), a diversified oilfield services company, from May 2009 to May 2020. He also served as Chief Executive Officer of TETRA from May 2009 until May 2019, as President of TETRA from May 2009 until February 2018, and as Executive Vice President and Chief Operating Officer of TETRA from April 2005 to May 2009. Prior to TETRA, Mr. Brightman spent 11 years at Dresser, Inc. (including its successors in interest, “Dresser”) in a variety of leadership roles, during which he was involved in multiple M&A transactions, internal restructurings and product/market repositionings. He has experience in integration of acquisitions and oversight of operations, engineering, sales and marketing, finance, human resources and information technology.

Mr. Brightman’s broad oil field services and executive management experience, and his proven leadership and business capabilities provide an important point of view to our Board.

Gary M. Halverson
Age: 63	Director since: 2016

Mr. Halverson has served as a member of our Board since September 2016. In 2016, Mr. Halverson became a Senior Advisor at First Reserve, a private equity firm that focuses on energy investments, and a Partner at 360 Development Partners, a commercial real estate firm. Mr. Halverson was formerly Group President of Drilling and Production Systems and Senior Vice President at Cameron International Corporation from 2014 to 2016 prior to its sale to Schlumberger in 2016. He has over 38 years of industry experience with Cameron, where he worked in various leadership roles across the U.S., Latin America and Asia. Mr. Halverson currently serves as Chairman of the Board of Directors of the Petroleum Equipment Suppliers Association, as a director on the board of the General Committee of Special Programs of the American Petroleum Institute, as a director on the board of the Well Control Institute, as a director on the board of FlexSteel Pipeline Technologies, Inc. and was the U.S. delegate to the World Petroleum Congress.

Mr. Halverson’s extensive involvement in the oilfield service industry brings a valuable perspective to our Board.

Patrick M. Murray (Chairman)
Age: 79	Director since: 2019

Mr. Murray has served as a member of our Board since October 2019. In May 2004, Mr. Murray retired from Dresser, a manufacturer and marketer of highly engineered equipment for the energy industry, where he had been the Chairman of the Board and Chief Executive Officer since 2001. From 1996 to 2000 he served in a variety of senior leadership roles with Dresser. Mr. Murray has over 35 years of domestic and international experience in both operational management and financial/business development leadership roles. Mr. Murray also serves on the board of the World Affairs Council of Dallas Fort Worth, on the board of advisors for the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and as Chairman of the Board of Regents of Seton Hall University.

Mr. Murray’s brings to his role as a director extensive executive-level management experience, public board experience and comprehensive knowledge and understanding of the oil and gas industry.

Amy H. Nelson		Other Public Company Directorships:
Age: 53	Director since: 2019	APA Corporation (since 2014) Helix Energy Solutions Group, Inc. (since 2019)

Ms. Nelson has served as a member of our Board since October 2019. She is also the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of corporate and product line strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation and infrastructure development. Her clients span a broad range of oilfield service, product and geographic markets. Ms. Nelson has been a member of APA Corporation’s board of directors since 2014, and is a member of its audit and corporate governance and nominating committees. She also joined the Helix Energy Solutions Group, Inc. board of directors and its audit committee in July of 2019, and in May of 2020 began serving as the chair of the audit committee. Ms. Nelson began her career at Amoco Production Company in a variety of engineering, project management and planning roles. From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution and portfolio company management. Ms. Nelson has devoted her career to serving companies in the oil and gas industry.

Ms. Nelson’s experiences have provided her with valuable insight into corporate strategy, capital allocation, and the assessment and management of risks, including environmental risks, faced by oil and gas companies. This expertise enhances her contributions to the Board.

Melvin G. Riggs		Other Public Company Directorships:
Age: 67	Director since: 2019	Black Mountain Acquisition Corp. (since 2021)

Mr. Riggs has served as a member of our Board since October 2019. Mr. Riggs has served in senior-level positions at Clayton Williams Energy, Inc. (“CWEI”) and its related companies for 28 years, including his current position as Vice President and Director since May 2017. Clayton Williams Companies is a group of privately held companies involved in oil and natural gas activities, real estate, and agricultural operations. From March 2015 to April 2017, Mr. Riggs served as President of CWEI, a public exploration and production company that develops and produces oil and natural gas. From December 2010 until March 2015, Mr. Riggs served as Executive Vice President and Chief Operating Officer of CWEI. From 1991 to December 2010, Mr. Riggs served as Senior Vice President—Finance, Secretary, Treasurer, and Chief Financial Officer of CWEI. Mr. Riggs currently serves as a Director at Black Mountain Acquisition Corp. since October 2021. He previously served as a Director at Royal Energy, Inc. from July 2018 to November 2021, as a Director at TransAtlantic Petroleum Ltd. from July 2009 to June 2020, and as a Director at CWEI from May 1994 until April 2017. Mr. Riggs is a Certified Public Accountant.

Mr. Riggs has a strong operational background and extensive financial expertise, all of which brings important insights into board oversight, risk management and corporate governance matters.

Bernardo J. Rodriguez
Age: 57	Director since: 2022

Mr. Rodriguez has served as a member of our Board since January 2022. Mr. Rodriquez is the Chief Digital and Technology Officer at J.D. Power. Mr. Rodriguez is responsible for advancing J.D. Power’s digital and AI transformation and leads the company’s Technology, Artificial Intelligence, Research, Innovation, CX Solutions divisions. From 2016 until Mr. Rodriguez joined J.D. Power in 2017, Mr. Rodriquez served as Managing Director of Strategy at Huge Inc., a global full-service digital agency that partners with Fortune 100 companies on the design and execution of product and brand strategies, enterprise transformation and innovation. Prior to joining Huge Inc., Mr. Rodriquez served as a Managing Director at Accenture, the global management consulting and professional services company, where he led the firm’s North American Digital Strategy Practice for telecommunications, media and technology. From 2010 to early 2015, Mr. Rodriguez served as Chief Digital Officer at Kaplan Test Prep, a top provider of educational and career services, where he was responsible for digital transformation in technology, data science, user experience, online learning, Kaplan publishing and innovation. Mr. Rodriguez holds a bachelor’s degree of science in electrical engineering from Universidad Rafael Urdaneta in Venezuela and a master’s degree and Ph.D. in computer engineering from the University of Colorado.

Mr. Rodriguez’s broad executive management experience, and his proven expertise in digital and AI strategy and transformation provide an important point of view for the Board.

Michael Roemer
Age: 63	Director since: 2019

Mr. Roemer has served as a member our Board since October 2019. Mr. Roemer also operates his business, Roemer Financial Consulting, a financial advisory services company that he founded in 2012. He advises closely-held businesses with financial advice, focusing on potential merger and acquisitions and exit transactions. Prior to his current role, Mr. Roemer served as a Partner and Chief Financial Officer of Hammond, Kennedy, Whitney & Company (“HKW”), a private equity firm. In this role, his responsibilities included, among other things, financial and tax reporting, coordinating financial due diligence of acquisition targets, and working with the HKW team to assess a target’s financial results and the financial management team’s capabilities. He is a licensed CPA with over 35 years’ experience.

Mr. Roemer brings to his service on our Board an extensive background in public accounting and knowledge of generally accepted accounting principles, combined with his additional experience as the chief financial officer of a private equity firm and his vast experience in financial and accounting matters.

James C. Stewart
Age: 59	Director since: 2011

Mr. Stewart joined NexTier in March 2011 as Chairman and Chief Executive Officer and became Executive Chairman in August 2018 until October 31, 2019. Prior to joining NexTier, from 2007 to 2009, he served as the President and Chief Executive Officer of a privately held international drilling company. From 2006 to 2007, Mr. Stewart served as Vice President of Integrated Drilling Services for Weatherford International plc, based in London and Dubai, where he created and managed a global business unit that included a 50-rig international land contract drilling group and a global project management team. Mr. Stewart began his career with Schlumberger Limited, where he held senior leadership positions across the globe over the span of 22 years.

Mr. Stewart’s qualifications include his broad leadership experience with oilfield services, as well as his long tenure and successes in the oil and natural gas market.

Scott R. Wille		Other Public Company Directorships:
Age: 41	Director since: 2011	Albertsons Companies, Inc. (since 2015)

Mr. Wille has served as a member of our Board since March 2011. He is currently Co-Head of Private Equity and a Senior Managing Director at Cerberus, which he joined in 2006. Prior to joining Cerberus, Mr. Wille worked in the leveraged finance group at Deutsche Bank Securities Inc. from 2004 to 2006. Mr. Wille currently serves as a director of the Albertsons Companies, Inc., the second largest traditional grocery company in the U.S. In addition, Mr. Wille currently serves as a director of Off Lease Only, the largest independent used car dealer in Florida. Mr. Wille previously served as a director of Remington Outdoor Company, Inc. from February 2014 to March 2018, a designer, manufacturer and marketer of firearms, ammunition and related products and as director of Tower International, Inc., a manufacturer of engineered structural metal components and assemblies, from September 2010 to October 2012.

Mr. Wille’s experience in the financial and private equity industries, together with his in-depth knowledge of our company and its acquisition strategy, are valuable to our Board’s understanding of our business and financial performance.

Board of Directors

Our Directors

The Board is currently composed of 10 directors. The following table provides summary information about these directors as of April 22, 2022.

				Committee Memberships
Name and Principal Occupation	Age	Director Since	Independent	Audit & Risk Committee	Nom. & Gov. Committee	Comp. Committee

Robert W. Drummond President and Chief Executive Officer of NexTier	61	2018

Stuart M. Brightman Retired Chief Executive Officer and President of TETRA Technologies, Inc.	65	2019	🌑			🌑

Gary M. Halverson Retired Group President Drilling & Production Systems Cameron	63	2016	🌑	🌑

Patrick M. Murray Retired President & Chief Executive Officer of Dresser, Inc.	79	2019	🌑

Amy H. Nelson President and Founder of Greenridge Advisors, LLC	53	2019	🌑	🌑	🌑	🌑

Melvin G. Riggs Vice President and Director of Clayton Williams Energy, Inc.	67	2019	🌑	🌑	🌑	🌑

Bernardo J. Rodriguez Chief Digital and Technology Officer at J.D. Power	57	2022	🌑	🌑

Michael Roemer Founder Roemer Financial Consulting	63	2019	🌑		🌑

James C. Stewart Retired Chief Executive Officer of Keane Group, Inc.	59	2011

Scott R. Wille Co-Head of Private Equity & Senior Managing Director at Cerberus Capital Management, L.P.	41	2011

  =   Chairperson

Committee Membership in 2021

Below is a chart reflecting committee membership during 2021:

2021 Committee Memberships(1)
Name	Audit & Risk	Nominating & Corporate Governance	Compensation

Stuart M. Brightman		1/1/20 – Present	1/1/20 – Present

Gary M. Halverson	1/1/20 – Present		1/1/20 – Present

Amy H. Nelson	1/1/20 – Present	6/18/20 – Present	6/18/20 – Present

Melvin G. Riggs	1/1/20 – Present	6/18/20 – Present	6/18/20 – Present

Michael Roemer	1/1/20 – Present	6/18/20 – Present

(1) Mr. Rodriguez joined the Board and began serving on certain of its committees in January 2022 and is thus not included in this table.

Attendance at Board and Committee Meetings, Annual Meeting

During 2021, the Board met eight times. Each member of the Board participated, in person or by telephone, in at least 75% of the aggregate of Board and committee meetings on which he or she served (during the period that such director served). It is our policy that directors are encouraged to attend each annual meeting of stockholders, and all of the nine members of our Board did attend in 2021.

Director Independence

As a publicly traded company listed on the New York Stock Exchange (the “NYSE”), we are required to comply with the rules and regulations of the NYSE as well as that of the SEC. Additionally, each of the Audit & Risk Committee (the “Audit Committee”), Compensation Committee and Nominating and Corporate Governance Committee is required to be comprised solely of independent directors, with heightened standards applicable to Audit Committee and Compensation Committee members.

Each year, our Nominating and Corporate Governance Committee evaluates the relationships between the Company and each director and reports the results of its review to the Board. To be considered “independent,” a director must be affirmatively determined by the Board, at the recommendation of the Nominating and Corporate Governance Committee and after due deliberation, to have no material relationship with the Company other than as a director. The Nominating and Governance Committee and the Board assess the relationships and other facts and circumstances relevant to director independence on a case-by-case basis, in each case consistent with the applicable rules and regulations of the NYSE and SEC, and consistent with the Company’s Corporate Governance Guidelines (which can be found on our website at www.nextierofs.com).

After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and such person, and based on the review and recommendation of the Nominating and Corporate Governance Committee, the Board has affirmatively determined that each of Messrs. Brightman, Halverson, Murray, Riggs, Rodriguez and Roemer and Ms. Nelson has no material relationships with the Company and, is “independent” under the applicable rules and regulations of the SEC, the NYSE and in accordance with our Corporate Governance Guidelines. In addition to the Board-level standards for director independence, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE and SEC rules, and each member of the Compensation Committee meets the heightened independence standards for compensation committee members under the NYSE rules.

The Board’s independence determinations included a review of the transactions that occurred since the beginning of 2021 with entities associated with our directors or members of their immediate family. In addition, in making its independence determinations, the Board considered that Mr. Wille is a senior employee of Cerberus Capital Management, L.P. (together with its affiliates and related funds, “Cerberus”), a stockholder of the Company, and that he was initially designated for nomination to the Board by Cerberus pursuant to a stockholders’ agreement, which is more fully discussed below.

Director Nominations

In obtaining the names of possible director nominees, our Nominating and Corporate Governance Committee conducts its own inquiries and considers suggestions from other directors, management, stockholders and professional director search firms. The Nominating and Corporate Governance Committee’s process for evaluating nominees identified in unsolicited recommendations from stockholders is the same as its process for unsolicited recommendations from other sources and is further described in Section 4.01 of the Company’s Bylaws. However, stockholders desiring to nominate a director candidate at the annual meeting must comply with certain procedures, for more information, please read “Proposals by Stockholders.”

The Nominating and Corporate Governance Committee believes that nominees should possess the highest personal and professional ethics, reputation, integrity and values and be committed to representing the long-term interests of our stockholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at and participation in board and committee meetings, and should be committed to serve on the board for an extended period of time. The Nominating and Corporate Governance Committee will consider independence, diversity of viewpoints, backgrounds and experience, including a consideration of gender, ethnicity, race, nationality and age in determining whether a candidate will be an appropriate fit with, and an asset to, the board of directors. When considering existing directors, the Nominating and Corporate Governance Committee evaluates their history of attendance at board and committee meetings as well as contributions and effectiveness at such meetings.

In addition, pursuant to the terms of our Bylaws and the Second Amended and Restated Stockholders’ Agreement, dated as of October 31, 2019, by and among the company, Keane Investor Holdings, LLC (“Keane Investor”) and the other parties thereto, Keane Investor (or its permitted assignee or designee) has certain rights to designate members to our board of directors, subject to certain director qualifications, including that:

•

for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of more than 12.5% of the then outstanding shares of our common stock, the right to appoint two individuals; and

•

for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of less than 12.5% but more than 7.5% of our then-outstanding common stock, the right to appoint one individual.

At this time, Mr. Wille and Mr. Stewart are the Keane Investor appointees. For additional information, see “Other Information—Related Party Transactions” in this proxy statement.

Communication with the Board and its Non-Management Members

Persons may communicate with our Board by submitting such communication in writing to the attention of Kevin McDonald, General Counsel, in care of the Board of Directors, NexTier Oilfield Solutions Inc., 3990 Rogerdale Road, Houston, Texas 77042. Persons may communicate with the non-management members of the Board by submitting such communication in writing to Kevin McDonald, General Counsel, in care of the non-management members of the Board of Directors, NexTier Oilfield Solutions Inc., 3990 Rogerdale Road, Houston, Texas 77042.

Board Committees

Our Board has assigned certain responsibilities to permanent committees comprised of Board members.

The charter for each committee listed below is available on our website at www.nextierofs.com, by clicking on “Investor Relations,” then “Corporate Governance,” then the name of the applicable committee charter. Stockholders may obtain printed copies of any charter, free of charge, by sending a written request to NexTier Oilfield Solutions Inc. at 3990 Rogerdale Road, Houston, Texas 77042, Attn: Corporate Secretary.

Audit and Risk Committee

Committee Members:		Number of meetings in 2021: 8

Michael Roemer (chair)	Amy H. Nelson	Report: page 26

Gary M. Halverson	Melvin G. Riggs

Bernardo J. Rodriguez

The Audit Committee assists the board in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, enterprise risk management (including cyber risk), the establishment and performance of our internal audit function and the performance of the independent auditor. Each member of the Audit Committee has significant financial experience, which provides a greater depth of understanding and oversight of our financial statements, including our balance sheet, statement of operations and cash flows statements. Our Board has determined that Mr. Roemer qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K.

Our board of directors has adopted a written charter under which the Audit Committee operates. A copy of the Audit Committee charter, which satisfies the applicable standards of the SEC and the NYSE, is available on our website.

Compensation Committee

Committee Members:		Number of meetings in 2021: 8

Gary M. Halverson (chair)	Amy H. Nelson	Report: page 30

Stuart M. Brightman	Melvin G. Riggs

The Compensation Committee is responsible for, among other things, review and administration of our compensation and benefits plans, approval of the compensation structure of our executive officers, evaluation of our executive officers’ performance and review of salary, bonus and other incentive and equity compensation. A copy of the Compensation Committee charter is available on our website.

Nominating and Corporate Governance Committee

Committee Members:		Number of meetings in 2021: 4

Stuart M. Brightman (chair)	Melvin G. Riggs

Amy H. Nelson	Michael Roemer

The Nominating and Corporate Governance Committee is responsible not only for the oversight of risks relating to corporate governance, board organization, membership and structure, succession planning for our senior management team, including our Chief Executive Officer, corporate responsibility but also for identifying individuals qualified to become members of our board of directors. A copy of the Nominating and Corporate Governance Committee charter is available on our website.

Director Compensation

Our director compensation philosophy is designed to fairly and reasonably compensate the Company’s non-employee directors for the time, expertise and effort they devote to serving the Company and to align the interest of our directors with the long-term interests of our stockholders. The Compensation Committee monitors trends and best practices in, and periodically reviews and assesses the adequacy of, director compensation and makes recommendations to the Board. The Compensation Committee’s recommendation takes into account our director compensation philosophy, market trends and compensation levels and practices in our peer group, stockholder feedback, and the advice of the Compensation Committee’s independent compensation consultant, Compensation Advisory Partners.

Director Compensation Components

Annual compensation for our non-employee directors is comprised of cash and equity-based compensation, as set out in the table below. We also reimburse our non-employee directors for reasonable out-of-pocket expenses associated with travel to and attendance at our Board and committee meetings. We neither pay for meeting attendance nor provide any other benefits or perquisites to our non-employee directors.

In December of 2019, the Compensation Committee reviewed our director compensation program in consultation with its compensation advisor, which provided advice and recommendation with respect to the design of the Company’s director compensation program. The Compensation Committee reviewed independent and objective market data and analysis, including compensation levels, market trends and best practices. The Compensation Committee took into account, among other factors, the compensation advisor’s input and stockholder feedback through the say-on-pay stockholder vote in 2019 in determining the recommendations for adjustments to our director compensation program for 2020.

However, beginning in March of 2020, the industry was faced with sudden, unforeseen and unprecedented circumstances. The rapid spread of COVID-19 and geopolitical events that increased the supply of low-priced oil to the global market led to a collapse in oil prices and governmental authorities began imposing restrictions on non-essential activities and travel that contributed to a worldwide reduction in demand for oil. In response to the uncertainties related to the impact of these events, and in connection with other expense reduction actions, the Compensation Committee approved a temporary 20% reduction in the Board’s quarterly cash compensation (the “COVID Reduction”) beginning in the third quarter of 2020 and continuing through the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) in June 2021.

The following was the 2021 non-employee director compensation program:

Compensation Element	2021 Non-Employee Director Compensation Program
	Compensation	Compensation Net COVID Reduction(1)

Annual Cash Retainer(2)	$100,000	$80,000

Annual Equity Retainer(3)	$150,000	$150,000

Additional Cash Retainer— Independent Board Chair(2)	$50,000	$50,000

Additional Cash Retainer— Independent Audit Committee Chair(2)	$20,000	$20,000

Additional Cash Retainer— Other Independent Committee Chairs(2)	$15,000	$15,000

Additional Equity Retainer— Independent Board Chair	$35,000	$35,000

(1)

The COVID Reduction applied to a pro-rated portion of each director’s annual cash retainer for payments made prior to the 2021 Annual Meeting. Following the 2021 Annual Meeting, the COVID Reduction was discontinued.

(2)	The annual cash retainer is paid quarterly, in arrears.

(3)

The annual equity retainer is granted on first business day following the annual stockholder meeting. The award was based on the volume weighted average price of our common stock for the five trading days prior to the grant date. The equity retainers were granted as restricted stock awards that vest 100% on the upon the earliest of: (i) the one-year anniversary of the grant date, (ii) the date of the first meeting of the Company’s stockholder at which directors will be elected in the calendar year following the calendar year in which the grant date occurs, (iii) the date the director incurs a termination without cause, (iv) the date of the director’s death, and (v) the date of a change in control, subject to continuous service through such vesting date.

Our President and Chief Executive Officer, Mr. Drummond, does not receive any additional compensation for his service as a director (his compensation as an executive is discussed in CD&A and detailed in “Executive Compensation Tables”). Additionally, one of our non-employee directors, Mr. Wille, who is employed by one of our stockholders, has declined any equity compensation for his service, and the cash compensation for his service as a director is paid to his employer, pursuant to his employer’s policy.

2021 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)		Total ($)

Stuart M. Brightman	135,959	(4)	150,002		285,961

Gary M. Halverson	105,959		150,002		255,961

Patrick M. Murray	140,959		185,004		325,963

Amy H. Nelson	124,959	(4)	150,002		274,961

Melvin G. Riggs	120,959	(4)	282,322	(5)	403,281

Michael Roemer	110,959		150,002		260,961

James C. Stewart	90,959		258,039	(5)	348,998

Scott R. Wille(3)	90,959		—		90,959

(1)

Mr. Rodriguez joined the Board in January 2022 and thus had no reportable compensation as a director for 2021. Mr. Drummond is an employee of the Company, and therefore does not receive any compensation for his service on the Board.

(2)

The number of shares of restricted stock granted for director compensation awards was calculated pursuant the volume weighted average price of the common stock for the 5 trading days prior to the grant date. The amount above, however, reflects the grant date fair value calculated in accordance with ASC 718 (as defined below) of the restricted stock granted in fiscal year 2021.

(3)

Mr. Wille is employed by one of our largest stockholders and has declined any equity compensation for his service as a director, and the cash compensation disclosed in this table is paid to his employer pursuant to his employer’s policy.

(4)	Includes fees paid in cash in connection with service on a special committee of the Board formed in connection with the acquisition of Alamo and its wholly owned subsidiaries in August 2021.

(5)

In light of the lower than usual Company stock price in 2020, and the grants of transition awards and annual equity retainer awards granted in 2020 to Mr. Riggs and Mr. Stewart, their 2020 grants were capped at the Company’s Equity and Incentive Plan calendar year award limit of 75,000 shares. The remaining restricted stock awards that they would have been granted under the director compensation plan in 2020 were awarded as Stock Payment Awards under the Company’s Equity and Incentive Plan in June 2021.

As of December 31, 2021, the aggregate number of shares of unvested restricted stock held by each non-employee director was:

Name	Number of Shares of Restricted Stock

Stuart M. Brightman	28,996

Gary M. Halverson	28,996

Patrick M. Murray	35,762

Amy H. Nelson	28,996

Melvin G. Riggs	28,996

Michael Roemer	28,996

James C. Stewart	28,996

Scott R. Wille	—

Director Services Agreements

We have entered into Director Services Agreements with each of Gary M. Halverson and Melvin G. Riggs. The Director Services Agreements provide that each such director serve on an at-will basis until the earlier of his disability, death, resignation or removal.

Stock Ownership Requirements

We have stock ownership requirements for (i) all independent, non-employee directors (each an “Independent Director”), and (ii) our Chief Executive Officer and certain other executive officers, including the Chief Financial Officer, the Chief Operating Officer, if any, the Chief Administrative Officer, and the General Counsel, as well as any President or Executive Vice President reporting directly to the Chief Executive Officer (collectively, the “Executive Officers”).

Stock Ownership Requirement

Independent, Non-Employee Directors	5X Annual Retainer

Chief Executive Officer	5X Base Salary

Other Executive Officers	2X Base Salary

All Independent Directors are required to own Company common stock in an amount equal to or in excess of five times such Director’s Annual Director Fee pursuant to the Director compensation program, which shall be determined annually as of the last day of the prior fiscal year. Each Independent Director has five years to meet the requirements, measured from the date he or she is first elected to the Board or it is first determined that the director meets the definition of an Independent Director.

By the fifth (5th) anniversary of the later of (a) the date an Executive Officer of the Company begins employment with the Company in such position and (b) June 26, 2018, each Executive Officer is required to own Company common stock in an amount equal to or in excess either (i) five times annual base salary, if such Executive Officer is the Chief Executive Officer or (ii) for all other Executive Officers two times such Executive Officer’s annual base salary, which will be determined annually as of the last day of the prior fiscal year of the Company.

The Company believes that each Independent Director and Executive Officer is on track meet such ownership requirements within the requisite five-year period.

Corporate Governance

Board Leadership Structure

Our Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the board of directors should be separate. If the Chairman is a member of management, the Board also elects a Lead Director who is a non-management director. Currently, Robert W. Drummond serves as our President & Chief Executive Officer, while Patrick M. Murray serves as Chairman of the Board. The Board believes that this leadership structure provides the best direction for the management team and is ideal for the Company and its stockholders. Our non-management directors meet regularly in executive sessions at which only non-management directors are present, and the Chairman leads those sessions. Because Mr. Murray is independent under applicable listing standards and under our Corporate Governance Guidelines, our Board has not appointed a separate Lead Director.

Our Board expects to review its leadership structure at least annually to ensure that it continues to meet the Company’s needs.

Role of Board in Risk Oversight

Enterprise risk management is a Company-wide initiative that involves the Board and management identifying, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. A primary function of our Board is to assist and oversee management in this effort. The Board and its committees conduct this oversight responsibility. The Board’s committees assist the Board in fulfilling its oversight responsibilities with respect to risks within its areas of responsibilities, as further discussed below. We believe the Board’s role in risk oversight is consistent with the Company’s leadership structure, with our Chief Executive Officer and other members of senior management having direct responsibility for managing risk exposure and the potential impacts of the many risks that are associated with our business, and the directors involved in providing oversight of management’s efforts to reduce, mitigate or eliminate the risks that we face.

The primary means by which the Board and its designated committees oversee our risk management structure and policies is through regular communications with management, specifically including with our General Counsel, our head of internal audit, our Chief Executive Officer and our Chief Financial Officer. In connection with our regular quarterly Board and committee meetings, the full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, cyber, regulatory, and strategic risks. In addition, upon request, either the full Board or a committee may receive additional reports from those executive officers who are deemed responsible for particular risks. The chair of each of the committees will also discuss and review significant matters with management outside of the quarterly Board meetings as needed. When a committee receives a separate report, or the chair has separate discussions, the committee chair may discuss that report with the full Board.

Environmental Risks

As part of our commitment to long-term, sustainable value creation, the Board and our executive team are committed to actively monitoring how the Company’s performance, opportunities and strategy are influenced by, and influence, the environment. This review, which is part of the Company’s general risk management process, includes an evaluation of the Company’s material climate-related risks; all material risks identified in the risk management process are assessed by management and reported to the Board.

Cybersecurity Risks

To guard against the threat of security breaches and cyber-attacks, the head of the Company’s IT department manages our cybersecurity initiative, which is focused on protecting and preserving the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. The head of IT works closely with the General Counsel in this effort.

The Audit Committee receives regular reports related to cybersecurity, privacy and controls. As part of this, the Audit Committee will review the results of periodic exercises and response readiness assessments led by outside advisors who provide a third-party independent assessment of our internal preparedness. With his deep expertise in computer technology, the addition of Bernardo Rodriguez to the Board and the Audit Committee is expected to enhance the Company’s ability to evaluate its cybersecurity preparedness and contingency plans.

In addition, our internal audit team will also periodically review and report to the Audit Committee on aspects of cybersecurity as part of its audits.

People Risks

The Board and our executive team are committed to promoting a healthy and ethical culture throughout the organization. The Board receives regular reports from the Company’s General Counsel, who serves as Chief Compliance Officer, regarding the Company’s compliance program. As part of this, the Board regularly reviews all complaints received through the anonymous hotline as well as key data related to ongoing legal proceedings.

The Board also receives regular reports from our senior management team about our other people-related strategies, programs and initiatives, including recruitment, retention, engagement, training and development, health and safety, talent management and diversity.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (the “Code of Business Conduct and Ethics”) that applies to all employees, officers and directors. In addition, our senior financial officers, including our principal executive officer and principal financial officer, are subject to a written code of ethics for senior financial officers. We have made a current copy of both codes available on our website, www.nextierofs.com and both are available in print and without charge to any person who sends a written request to our Corporate Secretary at 3990 Rogerdale Road, Houston, Texas 77042. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of either code.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, role of the Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website, www.nextierofs.com.

Proposal 2. Ratify Appointment of Independent Auditors

The Board of Directors recommends that you vote “FOR” this proposal.

The Audit Committee has selected KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2022. While the Audit Committee is responsible for appointing, compensating and overseeing the independent auditors’ work, we are requesting the ratification of the appointment of KPMG as our auditor for 2022 as a matter of good corporate governance. KPMG served as our independent auditor since 2011 and the Audit Committee took a number of factors into consideration in determining whether to reappoint KPMG as the Company’s independent auditor, including KPMG’s historical and recent performance, capabilities and expertise, tenure as the Company’s independent auditor and familiarity with the Company’s business. We believe the appointment of KPMG is in the best interest of the Company and its stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.

The ratification of the appointment of KPMG as our independent auditor for 2022 requires the affirmative vote of a simple majority of the votes cast. If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for the proposal.

Fees Paid to KPMG

The following table summarizes fees paid or accrued to our independent registered public accounting firm, KPMG, in connection with various services for the years ended December 31, 2021 and 2020 respectively:

	2021	2020
	(Thousands of Dollars)

Audit Fees(1)	$3,206	$3,846

Audit–Related Fees	—	—

Tax Fees(2)	3	32

All Other Fees	—	—

Total	$3,209	$3,878

(1)

Consists of fees for professional services rendered for the audits of our consolidated financial statements for fiscal years 2021 and 2020 included in our 2021 Form 10-K, the annual audit of the effectiveness of our internal controls over financial reporting, and the reviews of our quarterly financial statements. This category also includes fees for the issuance of comfort letters, consents and reviews of documents filed with the SEC.

(2)	Consists of fees for professional services rendered for tax compliance and tax planning.

Pre-Approval Policy

Our Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy provides that we will not engage the Company’s independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“General Pre-Approval”). Unless a type of service to be provided by KPMG has received General Pre-Approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by KPMG. Our Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

During 2020 and 2021, no services were provided to us by KPMG other than in accordance with the pre-approval policies and procedures described above.

Audit Committee Report

The Audit Committee represents and assists the Board in providing independent, objective oversight of the Company’s accounting functions and internal control over financial reporting. The Audit Committee acts under a charter which is available on the Company’s website at www.nextierofs.com under “Investor Relations,” then “Corporate Governance,” then “Board Committees,” then “Audit and Risk Committee Charter.” The Board has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise.

Management is responsible for the Company’s financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting.

KPMG, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight role, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of NexTier Oilfield Solutions Inc. as of and for the year ended December 31, 2021; and

•

discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.

The Audit Committee and the Board of Directors believe that, due to KPMG’s knowledge of the Company and the industry in which the Company operates, it is in the best interest of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the board of directors ask the stockholders to ratify the appointment of the independent registered public accounting firm at the 2022 Annual General Meeting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K of NexTier Oilfield Solutions Inc. for the year ended December 31, 2021.

The Audit and Risk Committee

Michael Roemer, Chair

Gary M. Halverson

Amy H. Nelson

Melvin G. Riggs

Bernardo J. Rodriguez

Proposal 3. Advisory Approval of Executive Compensation

The Board of Directors recommends that you vote “FOR” this proposal.

We are asking our stockholders to approve, on an annual advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis (“CD&A”), compensation tables and narrative discussion. While this vote is not binding on our Company, the results of the vote on this proposal will be carefully considered by our Board and the Compensation Committee when making future executive compensation decisions. Our next advisory vote regarding the frequency of these votes will be held at our 2024 Annual Meeting of Stockholders.

The text of the resolution in respect of Proposal 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

We urge you to carefully review the CD&A section in this Proxy Statement, as well as the 2021 Summary Compensation Table, other compensation tables and related narrative discussion, for more information regarding the compensation of our NEOs. We believe the information in this Proxy Statement demonstrates the successful design and implementation of a compensation program that aligns stockholders’ and management’s interests.

A simple majority of the votes cast is required to approve this proposal. If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for the proposal.

Executive Officers

Set forth below is certain information regarding our executive officers as of April 22, 2022, other than the biography of our President & Chief Executive Officer, which appears under “Proposal 1—Election of Directors—Director Information.”

Name	Age	Position

Robert W. Drummond	61	President & Chief Executive Officer

Kenneth H. Pucheu	44	Executive Vice President & Chief Financial Officer

Kevin M. McDonald	55	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Matthew R. Gillard	50	Executive Vice President & Chief Operating Officer

Michael J. McKie	38	President—Alamo Pressure Pumping

Oladipo O. Iluyomade	44	Vice President & Chief Accounting Officer

Kenneth H. Pucheu, Executive Vice President and Chief Financial Officer. Mr. Pucheu has served as NexTier’s Executive Vice President and Chief Financial Officer since December 2019. In addition to his role as Chief Financial Officer, Mr. Pucheu is responsible for all Digital and Information Technology operations of NexTier. He joined Keane Group, Inc. (now known as NexTier Oilfield Solutions Inc.) in 2016 as Vice President of Finance. Mr. Pucheu has 22 years of experience in corporate and operational finance across the energy industry, as well as deep experience in digital technologies and business systems. Prior to joining Keane, Mr. Pucheu served at Schlumberger Limited for 15 years in various senior-level positions, including Head of Finance for Drilling and Measurements, and Director of Finance for North America Offshore. Mr. Pucheu earned a B.S. in Accounting from the University of Louisiana at Lafayette.

Kevin M. McDonald, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary. Mr. McDonald serves as NexTier’s Executive Vice President, Chief Administrative Officer and General Counsel. He joined Keane Group, Inc. (now known as NexTier Oilfield Solutions Inc.) as Executive Vice President, General Counsel & Secretary in November 2016. Prior to joining Keane, Mr. McDonald served in leadership roles at Marathon Oil Corporation from 2012 to 2016, including as Deputy General Counsel of Corporate Legal Services and Government Relations, Deputy General Counsel of Governance, Compliance & Corporate Services, and Assistant General Counsel. Mr. McDonald practiced as a partner at the international law firm Fulbright & Jaworski LLP (now Norton Rose Fulbright LLP) in 2012. Mr. McDonald previously held various counsel positions, including President & Chief Executive Officer and acting General Counsel at Arms of Hope, a nonprofit organization, from 2008 to 2012, Senior Vice President, General Counsel & Chief Compliance Officer at Cooper Industries from 2006 to 2008, Associate General Counsel at Anadarko Petroleum from 2006 to 2008, and Managing Counsel (Litigation) at Valero Energy from 2002 to 2004. He began his career as an associate at Norton Rose Fulbright LLP between 1992 and 2001. Mr. McDonald graduated with a BS from Texas A&M University and JD from the University of Texas School of Law.

Matthew R. Gillard, Executive Vice President and Chief Operating Officer. Mr. Gillard has served as Executive Vice President and Chief Operating Officer since joining NexTier in August 2021. He has more than 24 years’ experience in the oil and gas industry, working primarily for Schlumberger in progressing roles of responsibility including Sales and Commercial Director, Vice President Completions, President OneStim and Vice President Vertical Integration & Strategy North America. Most recently, Mr. Gillard held the role of Principal and Owner of Intex Consulting. He received a Bachelor of Science in Marine & Offshore Civil Engineering from University of Plymouth, UK and a Master of Science in Petroleum Engineering in Reservoir and Petroleum Engineering from Institute Du Francais Petrole.

Michael J. McKie, President—Alamo Pressure Pumping. Mr. McKie serves as President of Alamo, joining NexTier via acquisition in August 2021. A co-founder of Alamo, Mr. McKie spent nearly a decade working in frac sand and logistics where he oversaw the startup of two businesses that each realized greater than 100% CAGR over the period. Prior to entering his career in oilfield services, Mr. McKie was with the private equity firm Insight Equity, a generalist private equity investment firm in Dallas. He started his career as a management consultant for McKinsey and Co. working across a variety of industries. Mr. McKie received a Bachelors in Science degree with Honors in Finance from the University of Texas.

Oladipo O. Iluyomade, Vice President and Chief Accounting Officer. Mr. Iluyomade has served as NexTier’s Vice President and Chief Accounting Officer since January 2022. Mr. Iluyomade joined NexTier in October 2019 as Director of Finance. Prior to NexTier, he worked for Schlumberger from 2000 to 2019 in increasing roles of responsibility in Finance, traversing the globe from Nigeria, Caspian Region, the Middle East, and ultimately to the Americas. Mr. Iluyomade received a Masters of Business Administration from Wayne State College with Advanced Finance Training from Wharton Business School. He achieved status as an Associate Chartered Accountant from the Institute of Chartered Accountants in Nigeria and a Bachelor of Science in Accounting from Obafemi Awolowo University in Nigeria.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the below CD&A with the Company’s management. Based on the review and discussions, the Compensation Committee has recommended to our Board that the CD&A be included in this Proxy Statement.

The Compensation Committee

Gary M. Halverson, Chair

Stuart M. Brightman

Amy H. Nelson

Melvin G. Riggs

This report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Compensation Discussion & Analysis

This CD&A focuses on the Company’s 2021 compensation programs, actions and outputs relative to the Company’s 2021 performance. These compensation decisions reflect the Compensation Committee’s application of the Company’s compensation philosophy, plan objectives, and performance standards against financial and individual executive performance through the end of 2021. For the year ended December 31, 2021, our NEOs were:

NEO	Title

Robert W. Drummond	President & Chief Executive Officer
Kenneth H. Pucheu	Executive Vice President & Chief Financial Officer
Kevin M. McDonald	Executive Vice President, Chief Administrative Officer & General Counsel
Ian R. Henkes(1)	Senior Vice President, Operations
Matthew R. Gillard(2)	Executive Vice President & Chief Operating Officer
Phung Ngo-Burns(3)	Former Chief Accounting Officer & Treasurer

(1)	Effective August 4, 2021, Mr. Henkes ceased to be an executive officer of the Company and reports directly to the COO.

(2)	Effective August 9, 2021, Mr. Gillard was appointed as Executive Vice President & Chief Operating Officer of the Company.

(3)	Effective January 7, 2022, Ms. Ngo-Burns resigned as Chief Accounting Officer & Treasurer of the Company in order to pursue other opportunities.

Executive Summary

During 2021, the Company took several important steps, including the acquisition of Alamo, to accelerate our strategy and solidify our position as a leader in natural gas powered frac technology with a premium position in the Permian Basin. Revenue totaled $1.4 billion for the year ended December 31, 2021, compared to $1.2 billion for the year ended December 31, 2020. Revenue increase was primarily driven by an increased number of fleets deployed and four months of Alamo revenue. Net loss was $119.4 million, or $0.53 per diluted share, for the year ended December 31, 2021, compared to net loss of $346.9 million, or $1.62 per diluted share, for the year ended December 31, 2020.

Compensation Practices & Policies

The following practices and policies in our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do
☑	Emphasis on variable compensation tied to annual financial performance or long-term relative stock price performance
☑	Performance-based long-term incentives dependent upon our performance relative to peers makes up an increasing portion of NEO long-term incentives
☑	Claw Back Policy that applies to cash and equity compensation
☑	Annual compensation risk assessment
☑	Independent compensation consultant reporting directly to our Compensation Committee
☑	Stock Ownership Guidelines for senior executive officers and independent non-employee directors
☑	Severance and Acceleration of Equity Vesting Conditioned on Restrictive Covenants and Release of Claims

What We Don’t Do
☒	Prohibition on option repricing without stockholder approval
☒	Prohibition on hedging of Company securities by our officers and directors
☒	Prohibition on pledging of Company securities by our executive officers and directors
☒	No single-trigger change-in-control severance payments
☒	No single-trigger change-in-control equity vesting
☒	No excise tax gross-ups
☒	Limited use of perquisites and supplemental benefits

2021 Compensation Actions At-A-Glance

The Compensation Committee took the following key compensation-related actions for fiscal year 2021:

•

Base Salaries: In the first quarter of 2021, the Compensation Company relieved the austerity compensation measures established in response to COVID-19 in 2020 and on April 18, 2021, restored the full pre-austerity salaries of our NEOs in light of Company performance and perceived market conditions.

•

Annual Incentives: The Compensation Committee adopted an annual bonus program for the fiscal year 2021 based on the achievement of specific Company performance objectives related to annual adjusted EBITDA, the achievement of ESG & quality, health, safety and environmental (“QHSE”) performance measures and the achievement of relative financial performance/fleet against the Company’s market peer group.

•

Bifurcated 2021 Performance Period: In response to market uncertainty, the Compensation Committee decided to measure the Company’s performance with respect to adjusted EBITDA based on two semi-annual performance periods – one for the first six months of 2021 and the second for the remainder of year.

•

Long-Term Incentives: The largest single component of compensation granted to our executives is equity compensation. The executives were awarded long-term incentives consisting of a mixture of restricted stock unit (“RSU”) awards and performance restricted stock unit (“PSU”) awards. The Compensation Committee believes the use of these equity vehicles creates strong alignment with the Company’s stockholders by linking executive compensation closely to stock performance, and in the case of PSUs total stockholder return relative to our peers.

What Guides Our Program

Our Compensation Philosophy

Our compensation philosophy is driven by the following guiding principles:

•	Pay for Performance: A significant portion of an executive’s total compensation should be variable (“at-risk”) and linked to the achievement of specific short- and long-term performance objectives.

•

Stockholder Alignment: Executives should be compensated through pay elements (base salaries, short- and long-term incentives) designed to enhance stockholder value by incentivizing our executives to work towards goals that drive return on stockholder investment.

•

Competitiveness: Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure we employ the best people to lead the successful implementation of our business plans and to attract the caliber of executives we need to support the long-term growth of our enterprise.

•	Good Governance: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

The Principal Elements of Pay

Our compensation philosophy is supported by the following principal elements of pay:

Pay Mix

A majority of NEO total direct compensation for fiscal year 2021 was variable, at approximately 87% for our Chief Executive Officer and approximately 76% for our other NEOs employed at year-end. The following charts illustrate the total direct compensation mix for our NEOs for fiscal year 2021.

Our Decision-Making Process

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent members of our Board. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee evaluates, determines and approves the compensation of our Chief Executive Officer and other executive officers, and recommends the compensation of our non-employee directors. The Compensation Committee administers the Company’s equity plans and has overall responsibility for monitoring of the Company’s executive compensation policies, plans and programs. Details of the Compensation Committee’s authority and responsibilities are specified in the committee’s charter which is available on the Company’s website at www.nextierofs.com.

The Role of Management

Compensation Committee meetings are regularly attended by our Chief Executive Officer, General Counsel and our Senior Vice President of Human Resources. Each of the management attendees provides the Compensation Committee with their specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management are present during executive sessions where the Compensation Committee deliberates on compensation adjustments under consideration, but the Company’s independent compensation consultant may participate in those discussions.

The Role of the Independent Consultant

The Compensation Committee has the full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities. Prior to retaining or seeking advice from a compensation consultant or other advisor, the Compensation Committee must consider the independence of such compensation consultant or other advisor. The independent compensation consultant retained by the Compensation Committee reports directly to the Compensation Committee.

The Compensation Committee had engaged Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant since mid-2020 after a rigorous review process and has remained the Company’s ongoing independent compensation consultant through 2021. CAP did not provide any services to the Company or any of its subsidiaries other than the services provided to the Compensation Committee and the subscription to the salary survey of the oilfield service industry (“OFS Compensation Survey”). The Compensation Committee assessed the independence of CAP and determined that its work for the Compensation Committee has not raised any conflict of interest.

The Role of the Compensation Peer Group

The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executives in similar positions at peer companies. For purposes of setting fiscal year 2021 compensation levels, the Compensation Committee, in consultation with CAP, took into account a range of factors including the peer’s respective size in terms of current revenue, employees and market compensation, and the peer’s respective geographic footprint, operating characteristics, corporate office locations and stock price correlation based on publicly available data from industry compensation surveys and proxy statements. The peer group determined by the Compensation Committee included:

Compensation Peer Group

Archrock, Inc.	Nabors Industries Ltd.	Patterson-UTI Energy, Inc.

ChampionX Corporation	Newpark Resources, Inc.	ProPetro Holdings Corp.

Flowserve Corporation	NOV Inc.	RPC, Inc.

Helmerick & Payne, Inc.	NOW Inc.	Select Energy Services, Inc.

Liberty Oilfield Services Inc.	Oceaneering International, Inc.

MRC Global Inc.	Oil States International, Inc.

The peer companies were selected as potential competitors for executive talent based upon similarity in terms of business focus, financial size, and peer group overlap. CAP provided an updated peer group review for 2021 and suggested that several changes be made to the applicable peer group used for benchmarking purposes. These changed included the removal of TechnipFMC plc, KBR Inc. and Superior Energy Services, Inc. from the peer group analysis and the inclusion of Oil States International, Inc., Select Energy Services, Inc. and Newpark Resources, Inc. in the relevant peer group analysis. Companies removed from the peer group had revenue scope ranges outside of the Company’s own revenue metrics. The Compensation Committee noted that newly included peer companies better fit within the relevant revenue scope range of the Company. This market data is not the sole determinant in setting executive pay levels. The Compensation Committee also considers Company and individual performance, the nature of an individual’s role within the Company, and his or her experience and contributions to his or her current role when making its compensation-related decisions.

Say-on-Pay Vote and Compensation Actions Taken

We received approximately 98% approval on our advisory say-on-pay vote to approve NEO compensation in 2021. We considered this as an affirmation that our stockholders support our executive compensation program. We regularly engage in investor outreach to better understand our investors’ concerns and to solicit feedback on our executive compensation program. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices.

The Compensation Committee intends to consider the outcome of say-on-pay votes when evaluating the design of our programs and is devoted to consistently reviewing and enhancing our programs to ensure continued alignment with compensation program guiding principles.

The 2021 Executive Compensation Program in Detail

Base Salary

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are set forth in employment agreements between the Company and the applicable NEO other than Mr. Gillard (the “Executive Employment Agreements”). Base salaries are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, their future potential contributions, scope of responsibilities and experience, and competitive pay practices.

In the first quarter of 2021, the Compensation Company relieved the austerity compensation measures established in response to COVID-19 in 2020, and on April 18, 2021, restored the full pre-austerity salaries of our NEOs in light of Company performance and perceived market conditions.

In addition, the Compensation Committee increased the base salary for Mr. Pucheu on September 1, 2020 from $375,000 to $425,000, subject at that time to a 20% austerity reduction which was relieved April 18, 2021.

Name	2020 Salary Pre-Austerity Reductions ($)	2020 Salary Austerity Reduced ($)	2021 Restored Salary Post Austerity Reductions ($)

Robert W. Drummond	1,000,000	800,000	1,000,000

Kenneth H. Pucheu	375,000	340,000	425,000

Kevin M. McDonald	475,000	380,000	475,000

Ian R. Henkes	375,000	300,000	375,000

Matthew R. Gillard	—	—	425,000

Phung Ngo-Burns(1)	300,000	300,000	300,000

(1)	Ms. Ngo-Burns’ salary was not subject to the 2020 austerity measures based on consultation between the Compensation Committee and management.

2021 Annual Incentives

Each Executive Employment Agreement provides that the NEO is eligible for an annual bonus, for which target is expressed as a percentage of base salary, as set forth in the table below.

Name	Target Bonus Opportunity as a Percent of Base Salary	2021 Target Bonus Opportunity ($)

Robert W. Drummond	125%	1,125,000

Kenneth H. Pucheu	100%	425,000

Kevin M. McDonald	100%	475,000

Ian R. Henkes	75%	281,250

Matthew R. Gillard(1)	100%	168,720

Phung Ngo-Burns	60%	180,000

(1)

Effective August 9, 2021, Mr. Gillard was appointed as Executive Vice President & Chief Operating Officer of the Company. Mr. Gillard’s bonus is reflective of a pro rata amount of his tenure of service to the Company.

Bonus payments for our NEO’s were calculated under the 2021 Bonus Program, described below.

2021 Annual Bonus Program

The Compensation Committee adopted the Annual Bonus Program for Fiscal Year 2021 (the “2021 Bonus Program”). The 2021 Bonus Program provides that each NEO is eligible to receive an annual bonus for fiscal year 2021 calculated by multiplying the NEO’s target bonus by the achieved “Funding Level” based on the Company’s achievement of:

Adjusted EBITDA

Financial Goal

The Compensation Committee chose to use Adjusted EBITDA as the primary metric to focus management on the generation and flow of cash. This closely aligns the interests of management with stockholders to maintain a strong balance sheet and preserve investment value. Adjusted EBITDA is a non-GAAP measure and is defined as (net income (loss)) before interest, income taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance as reflected in the Company’s audited financial statement for the performance period. Adjusted EBITDA is calculated after taking into consideration the bonus payments, which include adjustments reviewed and approved by the Compensation Committee (e.g., consideration for items such as one-time expenses for M&A transactions, commissioning, etc.).

The Compensation Committee believes in providing challenging, but achievable metrics. As such, the Company adopted two distinct Adjusted EBITDA measurement periods for 2021. Under the 2021 Bonus Program, each NEO was eligible to receive up to one-half of target bonus for each six-month Adjusted EBITDA performance period. Payouts are based upon the extent that each Adjusted EBITDA goal is achieved for each of the two six-month periods.

Aside from Adjusted EBIDTA’s six-month measurements basis periods, Adjusted EBIDTA performance may also be measured cumulatively at the end of the performance year (both six-month periods). A catch-up amount may be triggered to the extent that the Company meets or exceeds the second six-month period goals on a cumulative basis. Catch-up payouts were determined by solving for the difference of (i) the six-month bonus payable for such relevant period based on the achievement of the cumulative performance at the end of the relevant year minus (ii) the aggregate amount of six-month period bonuses due to the participant’s actual performance in both periods.

ESG & QHSE Performance

Performance Goal

We believe safety culture begins with leadership accountability. We are committed to lowering injury risk and providing a safe working environment. We strive to lead the industry in safety performance without compromising service quality. Total recordable injury rate (“TRIR”) was selected as a plan metric to gauge alignment of words and actions. Consistent with industry and regulatory standards, the calculation of TRIR is based on the number of recordable safety incidents per 200,000 hours worked. Service Efficiency on Integrated Operations, which we defined as (pump time)/(pump time + transition time + NEX NPT all services), was selected as a metric by the Compensation Committee to reward operating efficiency and the mitigation of environmental externalities. Finally, the Compensation Committee selected diesel reduction based on a measurement of the reduction in diesel consumed as a result of natural gas substitution for DGB equipment, which we believe promotes efficient use of resources and the minimization of carbon emissions.

Relative Performance/Fleet

Performance Goal

We believe our management should be rewarded for attaining Adjusted EBITDA per fleet relative to peer companies. Adjusted EBITDA per fleet ranking is determined based on available reliable market data, with reference to the following peers: (i) FTS International, Inc., Liberty Oilfield Services, Inc., ProPetro Holding Corp., RPC, Inc. and U.S. Well Services, Inc.

The following table shows the range of goals for the performance measures for 2021 and our actual performance results.

Financial: Annual Adjusted EBITDA
Weight	Achievement Level	Adjusted EBITDA(1)				Funding Level(5)	Actual Performance
		First Half 2021	Second Half 2021	Full Year Original	Full Year as Adjusted for Alamo Acquisition
50%	Threshold	$14M	$55M	$69M	$92M	70%	H1 - $16M H2 - $98M Year - $114M
	Target	$18M	$69M	$87M	$116M	100%
	Stretch Level 1	$22M	$76M	$98M	$128M	150%
	Stretch Level 2	$25M	$83M	$108M	$140M	200%

Performance: ESG & QHSE
Weight	Weight	Achievement Level	TRIR (subject to adjustment from Chief Executive Officer in cases of fatalities)	Funding Level(5)	Actual Performance
25%	34%	Threshold	0.6	50%	>0.6
		Target	0.5	100%
		Stretch Level 1	0.4	150%
		Stretch Level 2	0.3	200%

	Weight	Achievement Level	Service Efficiency(2) Integrated Operations	Funding Level(5)	Actual Performance
	33%	Threshold	74%	50%	74%
		Target	76%	100%
		Stretch Level 1	78%	150%
		Stretch Level 2	80%	200%

	Weight	Achievement Level	Diesel Reduction(3) (gallons/year)	Funding Level(5)	Actual Performance
	33%	Threshold	13,000,000	50%	23,125,000
		Target	19,000,000	100%
		Stretch Level 1	21,000,000	150%
		Stretch Level 2	24,000,000	200%

Performance: Relative Performance/Fleet(4)
Weight	Peer Companies (listed in alpha order)	Fleet Rank Against Peers		Funding Level(5)	Actual Performance
		N/A	6	0%	Third
25%	FTS International, Inc. Liberty Oilfield Services, Inc. ProPetro Holding Corp. RPC, Inc. U.S. Well Services, Inc.	N/A	5	0%
		Threshold	4	50%
		Target	3	100%
		Stretch Level 1	2	150%
		Stretch Level 2	1	200%

Performance: Actual Payout % Earned
	Adjusted EBITDA	TRIR	Service Efficiency	Diesel Reduction	Relative Performance/Fleet	Total
Target Weight	50.00%	8.50%	8.25%	8.25%	25.00%	100.00%
Actual % Earned	48.75%	0.00%	4.13%	15.30%	25.00%	93.18%

(1)

Adjusted EBITDA means the Company’s earnings (net income (loss)) before interest, income taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance as reflected in the Company’s audited financial statement for the performance period. Adjusted EBITDA is calculated after taking into consideration the bonus payments, which include adjustments reviewed and approved by the Compensation Committee (e.g., consideration for items like one-time expense for M&A transactions, commissioning, etc.).

(2)	Service Efficiency on Integrated Operations is calculated as (pump time)/(pump time + transition time + NEX NPT all services).

(3)	Diesel Reduction is based on a measurement of the reduction in diesel consumed as a result of natural gas substitution for DGB equipment.

(4)

Relative Performance/Fleet means the Company’s Adjusted EBITDA per fleet on an annual basis relative to peer companies. Adjusted EBITDA per Fleet Ranking (ranking highest to lowest with highest being ranked no. 1 and lowest being ranked no. 6) is determined based on available reliable market data and using the named group of peer companies.

(5)	Funding Level increases on a linear basis from Threshold through Target and beyond Stretch level points, pro-rated for interim steps.

Based on the formula provided above, each NEO received annual bonuses based on 93% of target other than Mr. Gillard whose bonus was pro-rated based on his start date of August 9, 2021. The Compensation Committee believes that these below-target payouts are appropriate and reflective of the executive management team’s extraordinary efforts to continue to manage the Company through the pandemic and preserve the interests of the Company’s stockholders.

The amount of the incentive compensation for each NEO is set forth below.

Name	2021 Annual Bonus ($)

Robert W. Drummond	1,164,585

Kenneth H. Pucheu	395,958

Kevin M. McDonald	442,542

Ian R. Henkes	262,031

Matthew R. Gillard	157,191

Phung Ngo-Burns	167,700

2021 Long-Term Incentives

Annual Long-Term Incentive Program

Long-term equity awards provide a strong link between executive pay and stockholder interests. Our NEOs are eligible to receive long-term equity awards under the Company’s Equity and Incentive Award Plan. For fiscal year 2021, equity awards were granted as a combination of RSU awards and PSU awards.

•

RSU awards are intended to provide the NEOs with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant stock price volatility.

•

PSU awards are performance-based awards that provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive stockholder value creation. These awards only vest if relative total shareholder return (“TSR”) goals established by the Compensation Committee are achieved over a multi-year period.

For fiscal year 2021, the Compensation Committee reviewed market data provided by CAP in determining the targeted award levels for each of our NEOs. The table below shows the number of long-term incentive awards granted for fiscal year 2021 for each of the NEOs:

Name	Performance Restricted Stock Unit Awards	Restricted Stock Unit Awards	Total Grant Date Value ($)(1)
Robert W. Drummond	999,821	999,821	4,999,999
Kenneth H. Pucheu	239,957	239,957	1,200,000
Kevin M. McDonald	233,958	233,958	1,169,999
Ian R. Henkes	149,973	149,973	749,999
Matthew R. Gillard(2)	—	100,000	349,000
Phung Ngo-Burns	59,989	59,989	299,999

(1)	Reflects the grant date fair value calculated in accordance with ASC 718.

(2)	Mr. Gillard’s RSU awards reflect an inducement grant.

RSUs will vest ratably on the first three anniversaries of the date of grant, in each case contingent upon the continued employment of the NEO through each vesting date.

PSUs will vest as based upon performance over a full three-year performance period (January 1, 2021 – December 31, 2023), contingent upon the continued employment of the NEO through each vesting date.

PSU vesting is conditioned upon our TSR relative to the following group of companies (“Performance Peers”) whom we consider to be direct competitors for business and investor dollars:

Performance Peer Group
FTS International, Inc.	Patterson-UTI Energy, Inc.	RPC, Inc.
Liberty Oilfield Services Inc.	PHLX Oil Service Sector Index	U.S. Well Services, Inc.
Nine Energy Service, Inc.	ProPetro Holding Corp

The Compensation Committee reserves the right to adjust or change the group of Performance Peers in good faith as circumstances warrant during the performance period, provided any such change does not result in an arbitrary increase or decrease in the amount payable under such awards.

The PSU Performance Peers group differs from our compensation benchmarking peer group because not all of our competitors for talent in the oilfield services industry are direct competitors for business, and not all of the companies in the performance peer group are large enough or provide enough publicly available compensation data for the purposes of benchmarking compensation opportunities.

PSU recipients may earn between 0% and 200% of the number of performance units granted based upon the following performance payout schedule:

Performance Level	Relative TSR Rank	Percent of Target Units Earned
Maximum	80th Percentile or ≥ ranked 2nd	200%
Target	50th Percentile	100%
Threshold	20th Percentile	40%
Below Threshold	Below 20th Percentile	0%

It is the Committee’s intention to have PSU awards in future years continue to be earned based upon performance over a full three-year period.

Both RSUs and PSUs are subject to accelerated vesting in the event that the NEO is terminated without Cause or for Good Reason or following a change in control.

2020 COVID-19 Retention and Incentive Performance Awards

In June 2020, in response to the COVID-19 pandemic and related market uncertainties, the Company took a variety of actions including implementing a new organizational model to reduce costs and streamline the organization, which increased the duties of many of the executives and reduced the number of supporting employees throughout the organization, while simultaneously reducing compensation for the executives. In effort to retain and continue to incentivize the executives, one-time COVID-19 Retention PSU awards were granted to certain officers as set forth below.

Name	COVID-19 Retention PSUs	Market Price at Time of Grant ($)(1)
Robert W. Drummond	200,267	600,000
Kenneth H. Pucheu	50,067	150,001
Kevin M. McDonald	55,073	164,999
Ian R. Henkes	25,033	74,999
Matthew R. Gillard	—	—
Phung Ngo-Burns	—	—

(1)	Reflects the grant date fair value calculated in accordance with ASC 718.

The COVID-19 Retention PSUs would vest pursuant to their terms as to 100% of such awards based upon performance over the two years of the performance period (January 1, 2020 – December 31, 2021), contingent upon the continued employment of the NEO through such vesting date.

The COVID-19 Retention PSU vesting was conditioned on the cash balance at December 31, 2021 (less any amounts that have been borrowed and are being held in cash pending their use or repayment) such that the COVID-19 Retention PSU recipients may earn between 0% and 150% of the number of COVID-19 Retention PSUs granted as set forth in the following performance payout schedule:

Performance Level	Cash Balance (Less Borrowed Funds) ($)	Percent of Target Units Earned
Maximum	150,000,000	150%
Target	125,000,000	100%
Threshold	100,000,000	90%
Below Threshold	Below 100,000,000	0%

For purposes of determining the Company’s cash balance, the COVID-19 Retention PSU awards provide that the Company’s cash balance will be reduced by any amounts that have been borrowed pending their use or repayment and that a credit will be provided for any investments made in next generation hydraulic fracturing technology during the performance period.

As of December 31, 2021, the cash balance of the Company was $110.0 million. During the performance period, the Company borrowed $44.4 million and the Company’s investment in next generation hydraulic fracturing technology was $143.9 million resulting in a net cash balance for purposes of the COVID-19 Retention PSU awards in excess of $150 million. As such the COVID-19 Retention PSUs vested at 150% performance.

Executive Employment Agreements

Each NEO, except for Matthew R. Gillard, has entered into an Executive Employment Agreement with the Company. The Executive Employment Agreements with Messrs. McDonald and Drummond each provide for a one-year term that automatically renews for additional one-year period unless either party provides written notice at least 90 days prior to the end of the then term. Mr. Pucheu’s Second Amended and Restated Employment Agreement, effective January 11, 2021, does not provide for an initial term or automatic renewal.

Pursuant to the Executive Employment Agreements with our currently employed NEOs, in the event of a termination of the NEO’s employment by us without Cause or, in the case of Messrs. Drummond, McDonald and Henkes, due to our non-renewal of the applicable Executive Employment Agreement, or by Messrs. Drummond, McDonald and Henkes, for Good Reason, subject to the execution of a release, the applicable NEO will be entitled to the following severance benefits:

•	Severance payments equal to:

•

for Messrs. Drummond and McDonald, two times (or three times if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change in control) the sum of his annual base salary and his target bonus for the year in which the termination occurs, payable over two years in equal monthly installments, beginning on the 60th day following the termination date;

•

for Mr. Pucheu, one and one-half (1.5) times (or two times if the termination occurs within the period beginning on the date of change in control and ending on the two-year anniversary of the change in control) of the sum of his annual salary plus target bonus on the termination date, payable over one year in equal monthly installments, beginning on the 60th day following the termination date;

•

for Mr. Henkes, cash severance payments equal to the sum of his annual salary plus target bonus on the termination date, payable over twelve months in equal monthly installments, beginning on the 60th day following the termination date; and

•	for Ms. Ngo-Burns, cash severance payments equal to twelve months of base salary, payable over twelve months in equal monthly installments, beginning on the 60th day following the termination date;

•

for Messrs. Henkes and Pucheu, a pro rata annual bonus for the year of termination (or an amount equal to his target annual bonus for the year of termination if the termination occurs within the period beginning on the date of a change in control and ending on the one-year anniversary of the change in control) and for Messrs. Drummond and McDonald, an amount equal to his target annual bonus for the year of termination;

•	payments with respect to the cost of continuation of coverage of group health coverage:

•

for Mr. Drummond (upon any termination other than death or voluntarily without Good Reason), and Mr. McDonald, for up to 18 months (36 months if within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change in control); and

•	for Messrs. Henkes and Pucheu, for up to 12 months (18 months if within the period beginning on the date of a change in control and ending on the one-year anniversary of the change in control).

In addition, pursuant to the Executive Employment Agreements with each of our NEOs, other than Mr. Gillard and Ms. Ngo-Burns, in the event of the NEO’s termination of employment due to death or disability, subject to the execution of a release, the NEO’s estate, as applicable, will be entitled to:

•	for Messrs. Drummond and McDonald, an amount equal to his target annual bonus for such year, for Messrs. Henkes and Pucheu, a pro rata annual bonus for the year of termination; and

•	a pro rata payment for unused personal time.

For purposes of the Executive Employment Agreements, “Cause” generally means: (i) conviction or plea of no contest to a felony or any crime involving dishonesty or theft; (ii) conduct in connection with employment duties or responsibilities that is fraudulent or unlawful; (iii) conduct in connection with employment duties or responsibilities that is grossly negligent and which has a materially adverse effect on us or our business; (iv) willful misconduct or contravention of specific lawful directions related to a material duty or responsibility directed to be undertaken from our Board; (v) material breach of obligations under the applicable Executive Employment Agreement, including but not limited to breach of restrictive covenants set forth therein; (vi) any acts of dishonesty resulting or intending to result in personal gain or enrichment at our expense; or (vii) knowing failure to comply with a material policy.

For purposes of the Executive Employment Agreements, as applicable, “Good Reason” generally means:

•

our failure to cure a material breach of our obligations under the applicable Executive Employment Agreement (in the case of Mr. Drummond, a material breach by the Company of its obligations under his Executive Employment Agreement);

•	a material diminution of duties, position or title;

•

a material reduction in base salary (in the case of Mr. Drummond, other than as a result of a less-than- 10% reduction that is part of an across-the-board reduction that is applicable to all other senior executives of the Company);

•	a material reduction in the budget over which the Executive retains authority; or

•	a change in office location that increases the NEO’s commute from his principal residence by more than 50 miles.

Executives Without Employment Agreements

On August 9, 2021, the Company appointed Matthew R. Gillard as Executive Vice President, Chief Operating Officer. In connection with his appointment, he was entitled to (i) an annual base salary of $425,000; (ii) eligibility to participate in the Company’s management bonus program with an initial target of 100% eligible earnings; (iii) eligibility to participate in the Company’s long-term incentive program, and (iv) a one-time grant of restricted stock under the Company’s Equity and Incentive Award Plan in the amount of 100,000 restricted stock units that will vest pro-rata over three years from the grant date.

Mr. Gillard is also eligible to participate in perks, retirement and welfare benefits plans, programs and arrangements generally available to executive officers subject, to eligibility requirements.

During the fiscal year end 2021, Mr. Gillard was not contractually entitled to severance benefits in the event of termination of employment.

Severance Programs

On February 17, 2022, the Compensation Committee approved a leadership severance plan, which provides for severance rights described below for executives without employment agreements, and a continuing award program for qualified retirees, which provides continued vesting for long-term and short-term incentive awards upon retirement of eligible retirees. Both plans became effective in 2022.

•

Leadership Severance Program. The Leadership Severance Program (the “Severance Program”) provides severance commitments to its NEOs, as well as other officers and vice presidents, who are not covered under employment agreements with the Company. Pursuant to the Severance Program, NEOs will be eligible for one and one-half (1.5) times (or two times if the termination occurs within the period beginning on the date of change in control and ending on the two-year anniversary of the change in control (the “Protected Period”)) their annual base salary and target short-term incentive award payable in 12 equal installments and 12 months (or 18 if the termination occurs within the Protected Period) of subsidized COBRA following a termination without Cause or for Good Reason (each as defined in the Severance Program). Further, the NEOs will be eligible for a prorated (or target if the termination occurs within the Protected Period) short-term incentive award for the year of termination and will also be eligible to fully vest in any RSUs and vest in any

PSUs based on actual performance (or better of actual performance and target if the termination occurs within the Protected Period). All Severance Program benefits are subject to an eligible employee’s timely execution and non-revocation of a release and waiver agreement in favor of the Company and are subject to the Company’s Compensation Recovery Policy.

•

Continuing Award Program for Qualified Retirees. The Continuing Award Program provides continued vesting for long-term and short-term incentive awards upon the retirement of eligible employees (i.e., vice president, senior vice president, or executive vice president) who are at least age 55 and who have at least 5 years of service with Company (with at least three of the most recent years being with the Company), provided that, their combined age and years of service equals 65 (whether or not the executive has an employment agreement). Performance metrics will continue to apply and payment or settlement of any outstanding awards will occur at the same time and on the same conditions as if the employee had not retired.

Other Practices, Policies and Guidelines

Claw Back Policy

On February 23, 2017, our Board adopted the Company’s Compensation Recovery Policy (the “Claw Back Policy”). Pursuant to the Claw Back Policy, in the event of a revision and reissuance of a financial statement previously issued by the Company (an “Accounting Restatement”), our Board in its discretion may determine that each officer will be required to repay all or a portion of the amount of incentive-based compensation received by an officer of the Company that exceeds the amount of such compensation that such officer otherwise would been received determined based upon the Accounting Restatement. In the event that any such Accounting Restatement is required due to material non-compliance by the Company with any financial reporting requirement under the securities laws, then each such executive officer of the Company will be obligated to repay the amount of incentive-based compensation received by such executive officer that exceeds the amount of such compensation that the executive officer otherwise would have received determined based upon the Accounting Restatement. The Claw Back Policy applies to any incentive-based compensation received by an officer of the Company during the three completed fiscal years of the Company immediately preceding the date of the applicable Accounting Restatement. For purposes of the Claw Back Policy, “incentive-based compensation” means any compensation (whether in cash, common stock, or otherwise) to an officer of the Company, that is granted, earned, vested or for which the amount is determined, wholly or in part, on the attainment by the Company of (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) any measure that is derived wholly or in part from such measures, or (iii) the Company’s stock price and total stockholder return.

Stock Ownership Guidelines

Our Board has implemented stock ownership guidelines for our non-employee directors and senior executive officers to foster equity ownership and align the interests of our non-employee directors and senior executive officers with our stockholders. Within five years of the later of (a) the date a senior executive officer commences employment with the Company in such position and (b) June 16, 2018, our Chief Executive Officer is expected to beneficially own a number of shares at least equal to 500% of his base salary and all other executive officers are expected to beneficially own a number of shares at least equal to 200% of their base salary. Similarly, within five years of the later of (a) the date a non-employee director commences service with the Company in such position (including as a result of the determination by the Board that the member has become a non-employee director) and (b) June 16, 2018, our outside directors are expected to beneficially own a number of shares at least equal to 500% of their annual director’s fee. In the event that a non-employee director or senior executive officer fails to comply with the stock ownership guidelines following the end of the applicable transition period, then until such director or officer are required to hold any shares received from equity grants until such director or executive officer has met the applicable ownership guideline. Each of our executive officers and directors was within the transition period provided for in the stock ownership guidelines, and therefore in compliance with such guidelines, as of the record date.

Anti-Hedging Policy

We prohibit the NEOs and other executives from engaging in transactions designed to insulate them from changes in the Company’s stock price. Therefore, the Company has an anti-hedging policy that prohibits our NEOs from entering into transactions that include (without limitation) equity swaps or short sales of our securities, margin accounts or pledges of our securities, and hedges or monetization transactions involving our securities that are designed to hedge or offset any decrease in the market value of the Company’s securities. In addition, the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities is prohibited under this policy, and borrowing against any account in which our securities are held is prohibited.

Benefits & Perquisites

Our NEOs also generally participate in our other benefit plans on the same terms as all of our other employees. These plans include employee benefit plans maintained by the Company, including the 401(k) program, the medical insurance and reimbursement program, the group term life insurance program, and the group disability program. In addition, each of the NEOs receives an automobile allowance. Notably, no NEO received a 401(k) company match in 2021. We do not provide any pension benefits, nonqualified defined contribution, or other deferred compensation plans for our NEOs.

2021 Risk Assessment

Each year, the Company performs a detailed risk analysis of each of its compensation programs. If warranted, the Compensation Committee will recommend changes to address concerns or considerations raised in the risk review process. Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any is determined to exist. The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage any employees to take unnecessary and excessive risks. We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serve as a member of the Compensation Committee or board of directors of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer, the Chief Financial Officer and the next three highest compensated officers for such year and any employee who was covered under Section 162(m) of the Code in a prior year. The Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interest of the Company and its stockholders. Therefore, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, may not limit compensation to $1 million in any taxable year if it believes that the compensation is commensurate with the performance of the covered employee.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Robert W. Drummond President & Chief Executive Officer	2021	940,726	—	4,999,999	—	1,164,585	21,681	7,126,991
	2020	896,154	—	6,469,226	—	560,096	23,416	7,948,892
	2019	839,231	—	3,717,367	—	1,443,750	30,430	6,030,778
Kenneth H. Pucheu Executive Vice President & Chief Financial Officer	2021	399,808	—	1,200,000	—	395,959	22,270	2,018,037
	2020	348,366	100,000	1,131,111	—	200,000	16,509	1,795,986
	2019	271,311	50,000	301,000	—	338,570	6,574	967,455
Kevin M. McDonald Executive Vice President, Chief Administrative Officer & General Counsel	2021	446,845	—	1,169,999	—	442,542	21,681	2,081,067
	2020	425,673	125,000	1,774,180	—	212,837	18,646	2,431,336
	2019	415,096	—	1,134,519	—	680,625	30,436	2,385,676
Ian R. Henkes Senior Vice President, Operations	2021	352,772	—	749,999	—	262,032	22,244	1,387,047
	2020	336,058	43,897	808,657	—	126,000	17,316	1,288,031
	2019	314,712	—	481,600	—	489,844	30,301	1,360,354
Matthew R. Gillard Executive Vice President & Chief Operating Officer	2021	168,720	—	349,000	—	157,191	8,312	683,223
Phung Ngo-Burns Former Chief Accounting Officer & Treasurer	2021	300,000	—	299,999	—	167,700	10,592	778,291

(1)

With respect to 2020, amounts for Mr. Pucheu reflect the payment of a special retention bonus granted in connection with the C&J Merger. For more information, see the section entitled “Compensation Discussion & Analysis — Retention Bonuses” in our 2020 definitive proxy statement filed with the SEC on April 21, 2021.

(2)

Reflects the grant date fair value calculated in accordance with ASC 718 of the RSUs granted to the NEOs in each of the periods presented and the PSUs granted to the NEOs in each of the periods presented, assuming target performance. See Note 12 — Stock-Based Compensation in our audited consolidated and combined financial statements included in our 2021 Form 10-K for a discussion of the assumptions used in the valuation of such awards. The grant date fair value assuming the highest level of performance conditions were achieved for the 2021 PSUs, are as follows: Mr. Drummond — $7,499,999; Mr. Pucheu — $1,800,000; Mr. McDonald — $1,754,999; Mr. Henkes — $1,124,999; and Ms. Ngo-Burns — $449,999. Mr. Gillard did not receive any PSUs in 2021.

(3)	Represents amounts earned under the 2021 Bonus Program. See “Compensation Discussion & Analysis — 2021 Annual Bonus Program”.

(4)	A detailed breakdown of “All Other Compensation” is provided in the below table.

Name	Year	Subsidized Life and Disability ($)	Automobile Allowance ($)	Total ($)

Robert W. Drummond	2021	889	20,792	21,681

Kenneth H. Pucheu	2021	1,478	20,792	22,270

Kevin M. McDonald	2021	889	20,792	21,681

Ian R. Henkes	2021	1,674	20,792	22,244

Matthew R. Gillard	2021	466	7,846	8,312

Phung Ngo-Burns	2021	1,419	9,173	10,592

(5)	The sum of each NEO’s Salary, Stock Awards, Non-Equity Incentive Plan Compensation and All Other Compensation.

Grants of Plan Based Awards in Fiscal Year 2021

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Drummond	—	562,500	1,125,000	2,250,000	—	—	—	—	—
	1/4/2021	—	—	—	—	—	—	999,821	2,499,999
	1/4/2021	—	—	—	399,928	999,821	1,999,642	—	2,499,999
Kenny H. Pucheu	—	212,500	425,000	850,000	—	—	—	—	—
	1/4/2021	—	—	—	—	—	—	239,957	600,000
	1/4/2021	—	—	—	95,983	239,957	479,914	—	600,000
Kevin M. McDonald	—	250,000	500,000	1,000,000	—	—	—	—	—
	1/4/2021	—	—	—	—	—	—	233,958	585,000
	1/4/2021	—	—	—	93,583	233,958	467,916	—	585,000
Ian R. Henkes	—	140,625	281,250	562,500	—	—	—	—	—
	1/4/2021	—	—	—	—	—	—	149,973	375,000
	1/4/2021	—	—	—	59,989	149,973	299,946	—	375,000
Matthew R. Gillard	8/16/2021	—	—	—	—	—	—	100,000	349,000
Phung Ngo-Burns	—	90,000	180,000	360,000	—	—	—	—	—
	1/4/2021	—	—	—	—	—	—	59,989	149,999
	1/4/2021	—	—	—	23,996	59,989	119,978	—	149,999

(1)

Amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal year 2021 under the 2021 Bonus Program as more fully described in “Compensation Discussion and Analysis—2021 Annual Bonus Program.” The amounts actually paid are reported in the Non-Equity Incentive Plan column of the Summary Compensation table. Pursuant to the 2021 Bonus Program, performance below a specific threshold will result in no payment with respect to that performance goal, and the maximum was capped at target.

(2)

Represents the potential number of shares associated with the payout opportunity approved by the Compensation Committee under the PSUs. The potential payouts are performance-based and therefore at risk. If earned, the units are converted to shares based on the attainment of relative TSR rank over the performance period, as described in “Compensation Discussion and Analysis—2021 Long-Term Incentives.”

(3)	Represents shares underlying time-based RSUs, which vest ratably on each of the first three anniversaries of the date of grant.

(4)

Reflects the grant date fair value as calculated in accordance with ASC 718. Assumptions used in the valuation of equity-based awards are discussed in “Note 12—Stock-Based Compensation” in our audited consolidated and combined financial statements included in our 2021 Form 10-K. With respect to PSUs, assumes target performance.

Outstanding Equity Awards at Fiscal Year End 2021

	Option Awards						Stock Unit Awards
Name		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
(a)	Grant Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert W. Drummond	2/27/2019	—	—	—	—	—	80,597	286,119	—	—

	1/2/2020	—	—	—	—	—	—	—	448,109	1,590,787

	1/2/2020	—	—	—	—	—	295,752	1,049,920	—	—

	1/4/2021	—	—	—	—	—	—	—	999,821	3,549,365

	1/4/2021	—	—	—	—	—	999,821	3,549,365	—	—

Kenneth H. Pucheu	4/5/2018	7,837	—	—	$15.45	4/5/2024	—	—	—	—

	4/8/2019	—	—	—	—	—	8,334	29,586	—	—

	1/2/2020	—	—	—	—	—	—	—	74,685	265,132

	1/4/2021	—	—	—	—	—	—	—	239,957	851,847

	1/4/2021	—	—	—	—	—	239,957	851,847	—	—

Kevin M. McDonald	4/3/2017	80,702	—	—	$19.00	4/3/2023	—	—	—	—

	3/1/2018	48,800	—	—	$15.63	3/2/2024	—	—	—	—

	8/6/2018	11,885	—	—	$14.17	8/6/2024	—	—	—	—

	2/27/2019	—	—	—	—	—	24,599	87,326	—	—

	1/2/2020	—	—	—	—	—	—	—	122,857	436,142

	1/4/2021	—	—	—	—	—	—	—	233,958	830,551

	1/4/2021	—	—	—	—	—	233,958	830,551	—	—

Ian R. Henkes	4/3/2017	31,579	—	—	$19.00	4/3/2023	—	—	—	—

	3/1/2018	20,500	—	—	$15.63	3/1/2024	—	—	—	—

	4/8/2019	—	—	—	—	—	13,334	47,336	—	—

	1/2/2020	—	—	—	—	—	—	—	44,811	159,079

	1/2/2020	—	—	—	—	—	44,811	157,489	—	—

	1/4/2021	—	—	—	—	—	—	—	149,973	532,404

	1/4/2021	—	—	—	—	—	149,973	532,404	—	—

Matthew R. Gillard	8/16/2021	—	—	—	—	—	100,000	355,000	—	—

Phung Ngo-Burns	3/1/2018	10,700	—	—	$15.63	3/1/2024	—	—	—	—

	2/27/2019	—	—	—	—	—	6,639	23,568	—	—

	2/3/2020	—	—	—	—	—	24,646	87,493	—	—

	8/7/2021	—	—	—	—	—	36,299	128,861	—	—

	1/4/2021	—	—	—	—	—	—	—	59,989	212,961

	1/4/2021	—	—	—	—	—	59,989	212,961	59,989	212,961

(1)	Reflects the number of unvested RSUs held by the NEOs, of these:

•	33% of the RSUs granted February 27, 2019 became vested ratably on each of February 27, 2020, 2021 and, 2022;

•	33% of the RSUs granted April 8, 2019 became vested on each of April 8, 2020, 2021 and 2022;

•	34% of the RSUs granted January 2, 2020 became vested on each of January 2, 2021 and 2022 and the remaining RSUs will become vested on January 2, 2023;

•	34% of the RSUs granted February 3, 2020 became vested on each of February 3, 2021 and 2022 and the remaining RSUs will become vested on February 3, 2023;

•	34% of the RSUs granted August 7, 2021 will become vested ratably on each of August 7, 2022, 2023 and 2024;

•	34% of the RSUs granted January 4, 2021 became vested on January 4, 2022 and such remaining RSUs will become vested ratably on each of January 4, 2023 and 2024; and

•	33% of the RSUs granted on August 16, 2021 will become vested ratably on each of August 16, 2022, 2023 and 2024.

In each case, such RSUs will become fully vested in the event that the NEO’s employment terminates without Cause or for Good Reason within twelve months following a change in control.

(2)	Based on the closing price per share of our common stock on December 31, 2021 of $3.55.

(3)	Reflects the number of unvested PSUs held by the NEO, assuming target performance, of these:

•	50% of the PSUs granted January 2, 2020 vested on December 31, 2021 and 50% will vest, if at all, on December 31, 2022; and

•

100% of the PSUs granted January 4, 2021 will vest, if at all, on December 31, 2023, contingent upon the continued employment of the NEO through each vesting date. The PSUs will vest conditioned on the Company’s TSR relative to our Performance Peers during the vesting period, payable between 0% and 200%. See “Compensation Discussion and Analysis—2021 Long-Term Incentives.”

Option Exercises and Stock Vested in Fiscal Year 2021

The following table provides information about option awards and stock units that vested, and the value realized on exercise and vesting by our NEOs during 2021.

	Option Awards		Stock Units
Name	Number of Shares acquired on exercise (#)	Value realized on exercise ($)	Number of units acquired on vesting (#)	Value realized on vesting ($)(1)

Robert W. Drummond	—	—	533,354	1,965,304

Kenneth H. Pucheu	—	—	111,049	393,270

Kevin M. McDonald	—	—	166,629	639,590

Ian R. Henkes	—	—	79,536	290,515

Matthew R. Gillard	—	—	—	—

Phung Ngo-Burns	—	—	41,069	160,963

(1)	Calculated by multiplying the number of ordinary shares by the market value of the underlying shares on the date of vesting.

Potential Payments Upon Termination or Change in Control

The tables below describe and estimate the amounts and benefits that our NEOs (other than Ms. Ngo-Burns) would have been entitled to receive upon a termination of their employment in certain circumstances or, if applicable, upon a change in control, assuming such events occurred as of December 31, 2021, the last day of fiscal year 2021. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would have received in such circumstances. Ms. Ngo-Burns resigned without Good Reason as Chief Accounting Officer & Treasurer of the Company effective January 7, 2022, and received no severance or acceleration of equity awards. The tables exclude compensation amounts accrued through December 31, 2021 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, payment for accrued but unused vacation and vested account balances under our retirement plans that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our common stock of $3.55, the closing price on December 31, 2021 (the “Year-End Closing Price”). Generally, payment of severance benefits to a NEO following termination of employment is subject to the NEO’s timely execution and non-revocation of a release of claims in favor of the Company.

Robert W. Drummond
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)

Cash Severance(1)	—	—	4,500,000	6,750,000	—

Annual Bonus(2)	1,250,000	—	1,250,000	1,250,000	—

RSU Vesting(3)	4,885,404	—	4,885,404	4,885,404	—

PSU Vesting(4)	5,140,152	—	5,140,152	5,140,152	—

Health Benefits(5)	—	—	24,430	48,860	—

Total	11,275,555	—	15,799,986	18,074,416	—

(1)

Reflects severance payments in the event of a termination of Mr. Drummond’s employment without Cause or for Good Reason, in an amount equal to two times (or three times if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change in control) the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, payable over the 24-month period (or 36 months if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change in control) following his termination.

(2)	Reflects the target annual bonus payable to Mr. Drummond for fiscal year 2021 under our 2021 Bonus Program.

(3)	Pursuant to his RSU award, Mr. Drummond’s unvested RSUs will become fully vested in the event of death, disability, or a termination of his employment without Cause or for Good Reason.

(4)

Pursuant to his PSU awards, Mr. Drummond’s unvested PSU will become fully vested at target in the event of death or disability, or will become fully vested in the event of a termination of his employment without Cause or for Good Reason, if during the first half of the applicable performance period or during a Protected Period (as defined in his Executive Employment Agreement), assuming target performance (or if during the latter half of the applicable performance period, based on actual performance). Amounts shown above assume target performance.

(5)

Reflects our payment for the cost of continuation health coverage for Mr. Drummond for 18 months following his termination (36 months if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change in control).

Kenneth H. Pucheu
Payments and Benefits	Death or Disability ($)	For Cause ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason during a Protected Period, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)

Cash Severance(1)	—	—	1,275,000	1,700,000	—

Annual Bonus(2)	395,959	—	425,000	425,000	—

RSU Vesting(3)	1,056,420	—	1,056,420	1,056,420	—

PSU Vesting(4)	1,116,979	—	1,116,979	1,116,979	—

Health Benefits(5)	—	—	16,842	25,263	—

Total	2,648,399	—	4,090,241	4,573,662	—

(1)

Reflects severance payments in the event of a termination of Mr. Pucheu’s employment without Cause or for Good Reason in an amount equal to the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, times 1.5 (or two times if the termination occurs within the period beginning on the date of change in control and ending on the one-year anniversary of the change in control), payable over the 12-month period following his termination.

(2)

Reflects a lump-sum cash payment of a pro rata portion of the annual bonus for the calendar year in which the termination occurs (based upon the number of days Mr. Pucheu was employed by the Company during the year of termination) in an amount equal to: (1) if the termination occurs on or before June 30 of the year of termination, based on the target bonus and (2) if the termination occurs on or after July 1 of the year of termination, based on the Company’s actual performance during the calendar year through the termination. In the event that the termination occurs without Cause or for Good Reason during a Protected Period (as defined in the employment agreement), the amount of such lump-sum payment will be equal to the Target Bonus for the year of termination, without proration, in either case payable on the 60th day following the Termination Date.

(3)

Pursuant to his Executive Employment Agreement, Mr. Pucheu’s unvested RSUs will become fully vested in the event of death, disability, or a termination of his employment without Cause or for Good Reason.

(4)

Pursuant to his PSU awards, Mr. Pucheu’s unvested PSUs will become fully vested at target in the event of death or disability, or will become vested, based on actual performance, in the event of a termination of his employment without Cause or for Good Reason, subject to proration under the terms of his Executive Employment Agreement. Amounts shown above assume target performance.

(5)

Reflects our payment for the cost of continuation health coverage for Mr. Pucheu for twelve months following his termination (18 months if the termination occurs within the period beginning on the date of a change in control and ending on the one-year anniversary of the change in control).

Kevin M. McDonald
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)

Cash Severance(1)	—	—	1,098,000	2,850,000	—

Annual Bonus(2)	475,000	—	475,000	475,000	—

RSU Vesting(3)	737,229	—	737,229	737,229	—

PSU Vesting(4)	691,483	—	691,483	691,483	—

Health Benefits(5)	—	—	29,233	58,466	—

Total	1,428,712	—	3,030,945	4,812,178	—

(1)

Reflects severance payments in the event of a termination of Mr. McDonald’s employment without Cause or for Good Reason, in an amount equal to two times (or three times if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change in control) the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, payable in a lump sum on the 60th day following the Termination Date.

(2)	Reflects the target annual bonus payable to Mr. McDonald for fiscal year 2021 under our 2021 Bonus Program.

(3)

Pursuant to his Executive Employment Agreement, Mr. McDonald’s unvested RSUs will become fully vested in the event of death, disability, or a termination of his employment without Cause or for Good Reason.

(4)

Pursuant to his Executive Employment Agreement, Mr. McDonald’s unvested PSUs will become fully vested at target in the event of a termination of his employment due to death or disability, or will become fully vested in the event of a termination of his employment without Cause or for Good Reason, if during the first half of the applicable performance period or during a Protected Period (as defined in his Executive Employment Agreement), assuming target performance (or if during the latter half of the applicable performance period, based on actual performance). Amounts shown above assume target performance.

(5)

Reflects our payment for the cost of continuation health coverage for Mr. McDonald for 18 months following his termination (36 months if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change in control).

Ian R. Henkes
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)

Cash Severance(1)	—	—	656,250	656,250	—

Annual Bonus(2)	281,250	—	281,250	281,250	—

RSU Vesting(3)	1,205,733	—	1,205,733	1,205,733	—

PSU Vesting(4)	1,266,693	—	1,266,693	1,266,693	—

Health Benefits(5)	—	—	17,170	25,756	—

Total	2,753,676	—	3,427,096	3,435,682	—

(1)

Reflects severance payments in the event of a termination of Mr. Henkes’ employment without Cause or for Good Reason in an amount equal to the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, payable over the 12-month period following his termination.

(2)

Reflects lump sum cash payment of a pro rata portion of the annual bonus for the year of termination in an amount equal to: (1) if the termination occurs on or before June 30 of the year of termination, based on the target bonus; and (2) if the termination occurs on or after July 1 of the year of termination, then based on the Company’s actual performance during the calendar year through the termination. If the termination occurs without Cause or for Good Reason during a Protected Period (as defined in the Executive Employment Agreement), the amount of such lump sum payment will be equal to the target bonus, without proration, in either case payable on the 60th day following the Termination Date.

(3)

Pursuant to his Executive Employment Agreement, Mr. Henkes’ unvested RSUs will become fully vested in the event of death, disability, or a termination of his employment without Cause or for Good Reason.

(4)

Pursuant to his Executive Employment Agreement, Mr. Henkes’ unvested PSUs will become fully vested at target in the event of death or disability, or will become vested in the event of a termination of his employment without Cause or for Good Reason, based on actual performance (or if during a Protected Period, based on target performance), subject to proration under the terms of his Executive Employment Agreement. Amount shown above assume target performance.

(5)

Reflects our payment for the cost of continuation health coverage for Mr. Henkes for twelve months following his termination (18 months if the termination occurs within the period beginning on the date of a change in control and ending on the one-year anniversary of the change in control).

Matthew R. Gillard
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause, No Change in Control ($)	Without Cause, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)

RSU Vesting(1)	120,700	—	120,700	355,000	—

Total	120,700	—	120,700	355,000	—

(1)

Pursuant to his applicable award agreement, Mr. Gillard’s unvested RSUs will continue to vest according to their ordinary schedule for one year following a termination due to death, disability, or a termination of his employment without Cause. During the fiscal year end 2021, Mr. Gillard was not legally entitled to severance benefits in the event of termination of employment.

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we are providing the following information about the relationship of our Chief Executive Officer’s compensation to the compensation of an identified median employee. The purpose of this disclosure is to provide a measure of the equitability of pay within the organization. We believe our compensation philosophy and process yield an equitable result, and our ratio is as follows for 2021:

•

the total compensation of our median employee was $109,603, as calculated pursuant to the same methodology as that used to determine pay for our Chief Executive Officer in the Summary Compensation Table.

•	the total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $7,126,991.

•	the ratio of our Chief Executive Officer’s total compensation to the median employee total compensation was 65.03 to 1.

For the 2021 median employee determination, we did not exclude any of our employees, other than 44 employees located in Canada, or make any cost-of-living adjustments. To identify our median employee, we compared the year-to-date Federal Taxable Wages of our employees as of December 31, 2021, all of which were based in the United States. We had 3,942 employees as of December 31, 2021. Similar to our Chief Executive Officer, each of our employees enjoys a comprehensive compensation and benefits package that we determine by benchmarking to market practices.

We believe the pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology used. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies—including companies in our peer group—may not be comparable to the pay ratio reported above. Other companies may have different employment and compensation practices, different geographic breadth, perform different types of work and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company use the pay ratio measure in making compensation decisions.

Other Information

Share Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of April 18, 2022 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding shares of capital stock;

•	each member of our Board;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o NexTier Oilfield Solutions Inc., 3990 Rogerdale Road, Houston, Texas 77042.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Outstanding

5% Stockholders:

Keane Investor Holdings LLC(1)	39,330,828	16.1%

Alamo Frac Holdings, LLC(2)	25,074,337	10.3%

The Vanguard Group(3)	18,524,794	7.6%

T. Rowe Price Associates, Inc.(4)	17,273,895	7.1%

THRC Management, LLC(5)	16,564,980	6.8%

Directors and Named Executive Officers:

Robert W. Drummond	1,168,343	*

Stuart M. Brightman	139,620	*

Gary M. Halverson	140,953	*

Patrick M. Murray	176,021	*

Amy H. Nelson	134,112	*

Melvin G. Riggs	129,574	*

Bernardo J. Rodriguez	14,963	*

Michael Roemer	141,839	*

James C. Stewart	2,759,064	1.1%

Scott R. Wille	—	—

Kenneth H. Pucheu	192,381	*

Kevin M. McDonald	502,125	*

Matthew R. Gillard	—	—

Ian R. Henkes	355,588	*

Phung Ngo-Burns	89,476	*

All directors and current executive officers as a group (15 persons)(2)	30,583,565	12.5%

*	Represents less than 1%.

(1)

The information contained in the table and this footnote is based solely on a Schedule 13G/A filed with the SEC on February 14, 2022 by Keane Investor. The filing indicates that as of December 31, 2021, Keane Investor reported that it had sole voting and dispositive power for 39,330,828 shares. The address for Keane Investor Holdings LLC and Mr. Wille is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022. Keane Investor is held by a private investor group, including affiliates of Cerberus and certain current members of management. Mr. Wille is affiliated with Cerberus and therefore has an indirect economic interest in the shares held by Keane Investor.

(2)

The information contained in the table and this footnote is based on a Form 4 filed with the SEC on March 15, 2022 and a Schedule 13G filed with the SEC on September 10, 2021 by Alamo Frac Holdings, LLC. Such filings indicate that, as of March 15, 2022, Alamo Frac Holdings, LLC has sole voting and dispositive power with respect to 25,074,337 shares. Mr. McKie, one of our executive officers, may be deemed to indirectly beneficially own the referenced shares as a result of his control of SJM Frac Holdings, LLC, a member of Alamo Frac Holdings, LLC. Mr. McKie disclaims beneficial ownership of the securities held by Alamo Frac Holdings, LLC, except to the extent of his pecuniary interest therein. The address for Alamo Frac Holdings, LLC is 1101 N. Little School Rd., Arlington, TX 76017.

(3)

The information contained in the table and this footnote is based solely on a Schedule 13G/A filed with the SEC on February 10, 2022, by The Vanguard Group. The filing indicates that as of December 31, 2021, The Vanguard Group, Inc. reported that it had shared voting power for 156,816 shares, sole dispositive power for 18,246,359 shares and shared dispositive power for 278,435 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The information contained in the table and this footnote is based solely on a Schedule 13G/A filed with the SEC on February 14, 2022, by T. Rowe Price Associates, Inc. The filing indicates that as of December 31, 2021, T. Rowe Price Associates, Inc. reported that it had sole voting power for 5,419,806 shares and sole dispositive power for 17,273,895 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

The information contained in the table and this footnote is based solely on a Schedule 13D/A filed jointly with the SEC on August 12, 2021, by Dan Wilks, Staci Wilks, THRC Management, LLC and THRC Holdings, LP (collectively, the “Reporting Persons”). The filing indicates that as of August 11, 2021, the Reporting Persons reported that they had shared voting and dispositive power for 16,564,980 shares. The address for each of the reporting persons is 17018 IH 20, Cisco, TX 76437.

Related Person Transactions

Certain Related Party Transactions

We paid Cerberus Operations & Advising Company LLC (“Cerberus”) and its affiliates (collectively “COAC”), fees totaling approximately $0.6 million during 2021 for consulting services provided in connection with improving the Company’s operations and information technology services, including ongoing support, development, and maintenance. We may retain COAC to provide similar services in the future. This amount includes fees paid to Cerberus pursuant to a services agreement with respect to Mr. Wille in consideration for his service on the Board. Mr. Wille is an employee of Cerberus, and funds managed by one or more affiliates of Cerberus indirectly own a substantial portion of our equity through their ownership of Keane Investor Holdings LLC.

As part of the acquisition of Alamo, the Company agreed to provide post-closing in-kind services to Alamo Frac Holdings, LLC, valued by the Company at $30 million in the aggregate. Mr. McKie, an executive officer, owns 20% of the equity interests of Alamo Frac Holdings, LLC. During the year ended December 31, 2021, the Company provided in-kind services to Alamo Frac Holdings, LLC valued at $6.3 million. The Company has a remaining customer contract liability related to these services of $23.7 million as of December 31, 2021.

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written policy (the “Related Party Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the independent members of the Audit Committee. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) the Company or any of its subsidiaries is a participant, and (3) any Related Party (as defined herein) has or will have a direct or indirect material interest.

The Related Party Policy defines “Related Party” as any person who is, or, at any time since the beginning of the Company’s last fiscal year, was (1) an executive officer, director or nominee for election as a director of the Company or any of its subsidiaries, (2) a person with greater than 5% beneficial interest in the Company, (3) an immediate family member of any of the individuals or entities identified in (1) or (2) of this paragraph, and (4) any firm, corporation or other entity in which any of the foregoing individuals or entities is employed or is a general partner or principal or in a similar position or in which such person or entity has a 5% or greater beneficial interest. Immediate family members (each, a “Family Member”) includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home, other than a tenant or employee.

Prior to the Company entering into any Related Party Transaction, such Related Party Transaction will be reported to our General Counsel. Our General Counsel will conduct an investigation and evaluation of the Related Party Transaction and will report his or her findings to the Audit Committee, including a summary of material facts. The Audit Committee will review the material facts of all Related Party Transactions which require the Audit Committee’s approval and either approve or disapprove of the Related Party Transaction, subject to the exceptions described below. If advance notice of a Related Party Transaction has been given to the Audit Committee and it is not possible to convene a meeting of the Audit Committee, then the chairman of the Audit Committee will consider whether the Related Party Transaction is appropriate and, if it is, will approve the Related Party Transaction, with the Audit Committee being asked to ratify the Related Party Transaction at the next regularly scheduled meeting of the Audit Committee. In the event the Audit Committee does not ratify any such Related Party Transaction, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee, or its chairman, as applicable, will consider all factors it deems appropriate, including the factors listed below in “—Review Criteria.”

Entering into a Related Party Transaction without the approval or ratification required by the terms of the Related Party Policy is prohibited and a violation of such policy. In the event the Company’s directors, executive officers or Chief Accounting Officer become aware of a Related Party Transaction that was not previously approved or ratified under the Related Party Policy, such person will promptly notify the Audit Committee (or, if it is not practicable for the company to wait for the Audit Committee to consider the matter, the chairman of the Audit Committee) and the Audit Committee will consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken, with such review considering all of the relevant facts and circumstances regarding the Related Party Transaction, including the factors listed below in “—Review Criteria.” The chairman of the Audit Committee will report to the committee at its next regularly scheduled meeting any actions taken under the Related Party Policy pursuant to the authority delegated in this paragraph. The Audit Committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the Audit Committee and will take, or recommend to our Board, any action the Audit Committee deems appropriate.

No member of the Audit Committee or director of our Board will participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the Audit Committee member or director will provide all material information concerning the Related Party Transaction to the Audit Committee.

If a Related Party Transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the Related

Party to ensure that they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate.

Review Criteria

All Related Party Transactions will be reviewed in accordance with the standards set forth in the Related Party Policy after full disclosure of the Related Party’s interests in the transaction. As appropriate for the circumstances, the Audit Committee or its chairman, as applicable, will review and consider:

•	the Related Party’s interest in the Related Party Transaction;

•

the terms of the Related Party Transaction, including the approximate dollar value of the amount involved in the Related Party Transaction and the approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is being undertaken in the ordinary course of business of the Company;

•	whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the Related Party Transaction;

•	a description of any provisions or limitations imposed as a result of entering into the Related Party Transaction;

•	whether the proposed transaction includes any potential reputational risk issues for the Company which may arise as a result of or in connection with the Related Party Transaction;

•	whether the proposed transaction would violate any requirements of the Company’s financing or other material agreements; and

•	any other relevant information regarding the Related Party Transaction or the Related Party.

The Audit Committee, or its chairman, as applicable, may approve or ratify the Related Party Transaction only if the Audit Committee, or its chairman, as applicable, determines in good faith that, under all of the circumstances, the transaction is fair to the Company. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with approval of the Related Party Transaction.

Pre-Approved Related Party Transactions

The Audit Committee has determined that the following transactions will be deemed pre-approved or ratified and will not require review or approval of the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee.

•

Any employment by the Company of an executive officer of the Company or any of its subsidiaries if the related compensation conforms with our Company’s compensation policies and if the executive officer is not a Family Member of another executive officer or of a director of our Board; and

•	Any compensation paid to a director of our Board if the compensation is consistent with the Company’s Bylaws and any compensation policies.

Notwithstanding anything to the contrary in the Related Party Policy, in the event the Bylaws of the Company require review by our Board and/or approval of a Related Party Transaction, the Audit Committee, and its chairman, will not have the authority to review or approve a Related Party Transaction but will provide a recommendation to our Board for the Board’s use in its consideration of a given Related Party Transaction.

Delinquent Section 16(a) Reports

All of our directors, executive officers and greater than 10% stockholders are required to file initial statements and reports of changes of ownership of our common stock on Forms 3, 4 and 5 with the SEC. We have reviewed these reports, including any amendments thereto and written representations from the directors and executive officers. Based upon this review, we believe that no directors, executive officer, or beneficial owner of more than 10% or more of our common stock failed to file a report on a timely basis during 2021, except for the following: (i) Mr. McKie’s Form 3 was filed late with the SEC on September 15, 2021 and (ii) a Form 4 with respect to an award of restricted stock units to Mr. McKie on August 31, 2021 was filed with the SEC on September  15, 2021.

Proposals by Stockholders

The Company expects that its 2023 Annual Meeting will be held in June 2023 consistent with the Company’s 2022 Annual Meeting. Stockholders of record who intend to submit a proposal or a nomination of an individual to serve as a director at the annual meeting of stockholders in 2023 must provide written notice to the Company in accordance with the Company’s Bylaws. Under the Company’s Bylaws, such notice must be received at the Company’s principal executive offices, addressed to the Secretary of the Company, not earlier than February 14, 2023 nor later than March 16, 2023, which are dates at least 90 days but not more than 120 days in advance of the first anniversary of the date of the Annual Meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Stockholders who intend to submit a proposal at 2023 Annual Meeting and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in the Company’s Bylaws and Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices no later than December 30, 2022. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than NexTier’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than April 15, 2023.

Householding

The SEC permits a single Proxy Statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one Proxy Statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate Proxy Statement in the future, or if any such beneficial stockholder that elected to continue to receive separate Proxy Statement wishes to receive a single Proxy Statement in the future, that stockholder should contact their broker or send a request to us care of the Corporate Secretary at 3990 Rogerdale Road, Houston, Texas 77042. Telephone requests may be directed to (713) 325-6000. We will deliver, promptly upon written or oral request, a separate copy of this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

NexTier

3990 Rogerdale Rd., Houston, Texas 77042

NexTierOFS.com

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/NEX Cast your vote online P.O. BOX 8016, CARY, NC 27512-9903 Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-475-3790 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Nextier Oilfield Solutions Inc. Annual Meeting of Stockholders For Stockholders of record as of April 18, 2022 TIME: Tuesday, June 14, 2022 9:30 AM, Central Daylight Time PLACE: NexTier Oilfield Solutions Inc. headquarters 3990 Rogerdale Road, Houston, Texas 77042 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Robert Drummond and Kevin M. McDonald (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Nextier Oilfield Solutions Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are further authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Nextier Oilfield Solutions Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect each of the ten individuals named below until the 2023 Annual Meeting of Stockholders or, in each case, until his or her earlier death, retirement, resignation, or removal from the position of director. FOR AGAINST ABSTAIN 1a. Robert W. Drummond FOR P2 P2 P2 1b. Stuart M.Brightman FOR P3 P3 P3 1c. Gary M. Halverson FOR P4 P4 P4 1d. Patrick M. Murray FOR P5 P5 P5 1e. Amy H.Nelson FOR P6 P6 P6 1f. Melvin G. Riggs FOR P7 P7 P7 1g. Bernardo J. Rodriguez FOR P8 P8 P8 1h. Michael Roemer FOR P9 P9 P9 1i. James C. Stewart FOR P10 P10 P10 1j. Scott R. Wille FOR P11 P11 P11 FOR AGAINST ABSTAIN 2. To ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending FOR December 31, 2022. P12 P12 P12 3. To approve in an advisory vote, the compensation of our named executive officers. FOR P13 P13 P13 NOTE: Shareholders will also transact such other business as may properly come before the meeting or any adjournment thereof. Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date